UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

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Bristow Group Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BRISTOW GROUP INC.

2000 W. SAM HOUSTON PKWY. S., SUITE 1700

HOUSTON, TEXAS 77042

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of Stockholders of Bristow Group Inc. (the “Company”) will be held at The Westin Houston Memorial City, 945 Gessner Road, Houston, Texas 77024 on August 3, 2011, at 8:00 a.m. for the following purposes:

1.	To elect as directors the nominees named in this proxy statement to serve until the next Annual Meeting of the Stockholders and until their successors are chosen and have qualified;

2.	To conduct an advisory vote on executive compensation;

3.	To conduct an advisory vote on the frequency of future advisory votes on executive compensation;

4.	To consider and act upon a proposal to approve and ratify the selection of KPMG LLP as the Company’s independent auditors for the fiscal year ending March 31, 2012; and

5.	To transact such other business as may properly come before the meeting and any postponements or adjournments thereof.

Our Board of Directors has fixed the close of business on June 7, 2011, as the record date for determination of stockholders entitled to notice of and to vote at the meeting.

We are furnishing proxy materials to our stockholders using the U.S. Securities and Exchange Commission (“SEC”) rule that allows companies to furnish their proxy materials over the Internet. As a result, on June 17, 2011, we are mailing to many of our stockholders a Notice of Internet Availability of Proxy Materials (“E-Proxy Notice”) instead of a paper copy of this Proxy Statement and our Fiscal Year 2011 Annual Report. The E-Proxy Notice contains instructions on how to access our 2011 Proxy Statement and Fiscal Year 2011 Annual Report over the Internet. The E-Proxy Notice also provides instructions on how you can request a paper copy of proxy materials, including this Proxy Statement, our Fiscal Year 2011 Annual Report and a form of proxy card. All stockholders who do not receive an E-Proxy Notice, including the stockholders who have previously requested to receive paper copies of proxy materials, will receive a paper copy of the proxy materials by mail unless these stockholders have previously requested delivery of proxy materials electronically. If you received your annual materials via e-mail in accordance with your previous request, the e-mail contains voting instructions and links to the Proxy Statement and Annual Report on the Internet.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, WE HOPE YOU WILL VOTE AS SOON AS POSSIBLE. YOU MAY VOTE BY PROXY OVER THE INTERNET, OR, IF YOU RECEIVED PAPER COPIES OF THE PROXY MATERIALS BY MAIL, YOU CAN VOTE BY MAIL, TELEPHONE OR INTERNET BY FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD.

By Order of the Board of Directors

/s/ Randall A. Stafford

Randall A. Stafford

Senior Vice President and General Counsel,

Corporate Secretary

Houston, Texas

June 17, 2011

I. GENERAL INFORMATION

Why did I receive this Proxy Statement?

The Board of Directors of Bristow Group Inc. (the “Company” or “we” or “us”) is soliciting proxies to be voted at the Annual Meeting of Stockholders (“Annual Meeting”) to be held on August 3, 2011, and at any adjournment of the Annual Meeting. When the Company asks for your proxy, we must provide you with a proxy statement that contains certain information specified by law. This proxy statement and the related proxy card were made available to stockholders on approximately June 17, 2011. All proxies in the form provided by the Company that are properly executed and returned to us prior to the Annual Meeting will be voted at the Annual Meeting, and any adjournments thereof, as specified by the stockholders in the proxy or, if not specified, as set forth in this proxy statement.

What will the stockholders vote on at the Annual Meeting?

The stockholders will vote on the following:

•	election of the nominees named in this proxy statement as directors;

•	advisory vote on executive compensation;

•	advisory vote on the frequency of future advisory votes on executive compensation; and

•	approval and ratification of the Company’s independent auditors.

Will there be any other items of business on the agenda?

We do not expect that any other items of business will be considered because the deadlines for stockholder proposals and nominations have already passed. Nonetheless, in case there is an unforeseen need, the accompanying proxy gives discretionary authority to the persons named on the proxy with respect to any other matters that might be brought before the meeting. Those persons intend to vote that proxy in accordance with their best judgment.

Who is entitled to vote?

Stockholders as of the close of business on June 7, 2011 (the “Record Date”) may vote at the Annual Meeting. You have one vote for each share of common stock you held on the Record Date. As of the Record Date we had 36,297,648 shares of common stock outstanding.

How many votes are required for the approval of each item?

The nominees for director receiving a plurality of the votes cast will be elected. Abstentions and instructions to withhold authority to vote for one or more of the nominees and broker nonvotes (as defined below) will result in those nominees receiving fewer votes but will not count as votes “against” a nominee.

The approval of the advisory proposal on executive compensation, on a non-binding advisory basis, requires the affirmative vote of a majority of votes cast on this proposal. Abstentions and broker nonvotes will not count either for or against the proposal.

Approval of the advisory proposal on the frequency of future advisory votes on executive compensation, on a non-binding advisory basis, requires the affirmative vote of holders of at least a majority of the votes cast on the proposal. If none of the alternatives in the proposal (one year, two years or three years) receives a majority vote, our Board will consider the frequency that receives the highest number of votes cast by stockholders to be the frequency that has been selected by the stockholders.

The approval of KPMG LLP (“KPMG”) as the Company’s independent auditors for the fiscal year ending March 31, 2012 will be ratified if the votes cast for the proposal exceed the votes cast against the proposal. Abstentions and broker nonvotes will not count either for or against the proposal.

What are “Broker Nonvotes”?

If your shares are held by a broker, the broker will ask you how you want your shares to be voted. If you give the broker instructions, your shares must be voted as you direct. If you do not give instructions, one of two things can happen depending on the type of proposal. For some proposals, including the approval and ratification of the Company’s independent auditors, the broker may vote your shares at its discretion. But for other proposals, including the election of directors, the advisory vote on executive compensation and the advisory vote on the frequency of future advisory votes on executive compensation, the broker may not vote your shares at all. When that happens, it is called a “broker nonvote.” Broker nonvotes are counted in determining the presence of a quorum at the Annual Meeting, but they are not counted for purposes of calculating the votes cast on particular matters considered at the Annual Meeting.

Will my broker vote my shares for me on the election of Directors?

Your broker will not be able to vote your shares with respect to the election of directors if you have not provided directions to your broker. Therefore, it is very important that you vote your shares for all proposals including the election of directors.

Why did I receive a notice in the mail regarding Internet availability of the proxy materials instead of a paper copy of the proxy materials?

We are using the SEC rule that allows companies to furnish their proxy materials over the Internet. As a result, we are mailing to many of our shareholders an E-Proxy Notice about the Internet availability of the proxy materials instead of a paper copy of the proxy materials. All shareholders receiving the E-Proxy Notice will have the ability to access the proxy materials over the Internet and may request to receive a paper copy of the proxy materials by mail. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found in the E-Proxy Notice. In addition, the E-Proxy Notice contains instructions on how you may request to access proxy materials in printed form by mail or electronically on an ongoing basis.

How can I access the proxy materials over the Internet?

Your E-Proxy Notice about the Internet availability of the proxy materials or proxy card will contain instructions on how to:

•	View our proxy materials for the Annual Meeting on the Internet; and

•	Instruct us to send our future proxy materials to you electronically by e-mail.

Our proxy materials are also available on our website at http//www.bristowgroup.com

Your E-Proxy Notice or proxy card will contain instructions on how you may request to access proxy materials electronically on an ongoing basis. Choosing to access your future proxy materials electronically will reduce the costs of printing and distributing our proxy materials. If you choose to access future proxy materials electronically, you will receive an e-mail with instructions containing a link to the website where our proxy materials are available and a link to the proxy voting website. Your election to access proxy materials by e-mail will remain in effect until terminated by you.

How do I vote by proxy?

If you are a stockholder of record, you may vote your proxy by marking your proxy card to reflect your vote, signing and dating each proxy card you receive and returning each proxy card in the enclosed self-addressed envelope. The shares represented by your proxy will be voted according to the instructions you give on your proxy card. In addition, you may vote your shares by telephone or via the Internet by following the instructions provided on the E-Proxy Notice or proxy card.

How do I revoke my proxy?

You have the right to revoke your proxy at any time before the meeting by notifying our Secretary in writing or by delivering a later-dated proxy. If you are a stockholder of record, you may also revoke your proxy by voting in person at the meeting.

How do I vote in person?

If you are a stockholder of record, you may vote your shares in person at the meeting. However, we encourage you to vote by proxy card, even if you plan to attend the meeting.

How do I submit a stockholder proposal or nominate a director for the 2012 Annual Meeting?

Rule 14a-8(e) under the Securities Exchange Act of 1934 provides that, if a stockholder wishes to have a proposal considered for inclusion in next year’s proxy statement, he or she must submit the proposal in writing so that we receive it by February 18, 2012, which is the 120th calendar day before the anniversary of the date of this proxy statement. However, if the date of next year’s Annual Meeting is more than 30 days from the first anniversary of this year’s Annual Meeting, notice is required a reasonable period of time before we print and mail our proxy materials. We will notify you of this deadline in a Quarterly Report on Form 10-Q or in another communication to you. Proposals should be addressed to our Secretary, 2000 W. Sam Houston Pkwy. S., Suite 1700, Houston, Texas 77042. In addition, our bylaws provide that any stockholder wishing to nominate a candidate for director or to propose any other business at next year’s Annual Meeting must give us written notice not earlier than the close of business on April 5, 2012, and not later than the close of business on May 5, 2012, which are the 120th day prior to and the 90th day prior to the first anniversary of this year’s Annual Meeting. However, if the date of the Annual Meeting is more than 30 days before or more than 60 days after such anniversary date, notice is required not earlier than 120 days prior to the Annual Meeting and not later than the later of 90 days prior to the Annual Meeting or the 10th day after publicly disclosing the meeting date.

Our bylaws require that a nominee for election as a director must deliver to our Secretary a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made, together with specified written representations concerning voting agreements, arrangements with parties other than the Company and compliance with the nationality and director tenure provisions of our bylaws and other governance matters, as set forth in our bylaws.

In addition, stockholders seeking to submit a nomination or proposal for consideration at a meeting of stockholders are required to provide additional detailed information with respect to their record and beneficial ownership of the Company’s stock, as well as information regarding the nominees or other business the stockholder proposes to bring before a meeting of the stockholders. Copies of the bylaws are available to stockholders free of charge upon request to our Secretary.

II. CORPORATE GOVERNANCE

Corporate Governance Guidelines

Our Board of Directors (or, our “Board”) has adopted Corporate Governance Guidelines that govern the structure and functioning of our Board and set out our Board’s policies on a number of governance issues. A copy of our Corporate Governance Guidelines is posted on our website, www.bristowgroup.com, under the “Governance” caption.

Director Independence

Our Corporate Governance Guidelines require that a substantial majority of our Board consist of independent directors. In general, the Corporate Governance Guidelines require that an independent director must have no material relationship with the Company, directly or indirectly, except as a director. Our Board determines independence on the basis of the standards specified by the New York Stock Exchange (the “NYSE”) and other facts and circumstances our Board considers relevant.

Our Board has reviewed any business transactions and charitable relationships between the Company and each director standing for election to determine compliance with the categorical standards described above and to evaluate whether there are any other facts or circumstances that might impair the independence of a director. In making this determination, our Board considered that directors John M. May and Stephen A. King are directors and executive officers of Caledonia Investments plc (“Caledonia”) and were designated by Caledonia to our Board pursuant to a Master Agreement dated December 12, 1996 among the Company, a predecessor in interest to Caledonia and certain other persons in connection with our acquisition of 49% of and other substantial interests in Bristow Aviation Holdings Limited. According to a Form 13D/A filed on June 26, 2008 with the SEC, as updated based on developments known to the Company and confirmed with the Company’s transfer agent, Caledonia is the direct beneficial owner of 2,392,901 shares of our common stock. Our Board determined that Messrs. May and King do not have a material relationship with the Company due to their affiliation with Caledonia because, consistent with principles in NYSE listing standards, our Board does not view ownership of even a significant amount of stock, by itself, as a bar to an independence finding. Further, Messrs. May and King disclaim beneficial ownership of the common stock owned by Caledonia. Based on its review, our Board has determined that Messrs. Amonett, Cannon, Flick, Godden, King, Knudson, May, Stover and Tamblyn are independent.

Term of Office; Mandatory Retirement

All of our directors stand for election at each Annual Meeting.

Under our Corporate Governance Guidelines:

•

directors will resign from our Board effective at the Annual Meeting of Stockholders following their seventy-second birthday, unless two-thirds of the members of our Board (with no independent director dissenting) determine otherwise;

•	employee directors will resign from our Board when they retire, resign or otherwise cease to be employed by the Company; and

•

a non-employee director who retires or changes his or her principal job responsibilities will offer to resign from our Board and the Governance and Nominating Committee of our Board will assess the situation and recommend to the full Board whether to accept the resignation.

Executive Sessions

The Company’s Corporate Governance Guidelines provide that, at least twice a year, at regularly scheduled meetings, the Company’s non-management directors shall meet in executive session without any management participation. In addition, if any of the non-management directors are not independent under the applicable rules of the NYSE, then independent directors will meet separately at least once a year. Normally, the Chairman of the Board will preside at executive sessions, but, if the roles of Chairman and Chief Executive Officer are combined, the non-management directors will select another director to serve as Lead Director to preside at such sessions. If an additional meeting of independent non-management directors is necessary, and the Chairman of the Board is not independent, then one of the independent non-management directors will be selected as Lead Director to preside at that meeting. In either case, the Lead Director of any such meeting will be, in rotation, the current Chairman of one of the committees of our Board required to be composed solely of independent directors, in the following order: Audit, Compensation, and Governance and Nominating Committees.

Code of Ethics and Business Conduct

Our Board has adopted a Code of Business Integrity for directors and employees (our “Code”). Our Code applies to all directors and employees, including the chief executive officer, the chief financial officer, and all senior financial officers. Our Code covers topics including, but not limited to, conflicts of interest, insider trading, competition and fair dealing, discrimination and harassment, confidentiality, compliance procedures and employee complaint procedures. Our Code is posted on our website, www.bristowgroup.com, under the “Code of Integrity” caption.

The Governance and Nominating Committee will review any issues under our Code involving an executive officer or director and will report its findings to the full Board. Our Board does not envision that any waivers of our Code will be granted, but, should a waiver be granted for an executive officer or director, it will also be promptly disclosed.

Director Selection

Our Board has adopted criteria for the selection of directors that describe the qualifications the Governance and Nominating Committee must evaluate and consider with respect to director candidates. Such criteria include (i) experience serving as chief executive officer or other senior corporate executive, (ii) international business experience, (iii) energy, oil service or aviation company experience and (iv) finance, accounting or banking experience. These criteria are included in the Corporate Governance Guidelines which are posted on our website. Although our Board does not have a formal diversity policy, the Nominating and Corporate Governance Committee, when assessing the qualifications of prospective nominees to our Board, takes into account the Board’s desire to have an appropriate mix of backgrounds and skills. Each nominee’s personal and professional integrity, experience, skills, ability and willingness to devote the time and effort necessary to be an effective board member, and commitment to acting in the best interests of the Company and our stockholders, are also factors. Our Board does not select director nominees on the basis of race, color, gender, national origin, citizenship, marital status or religious affiliation.

The Governance and Nominating Committee believes that each of the nominees for director has attributes that are important to an effective board, including integrity and demonstrated high ethical standards, sound judgment, analytical skills, the ability to engage management and each other in a constructive and collaborative fashion and the commitment to devote significant time and energy to service on our Board and its committees. In addition, when considering each of the nominees for director, the committee reviewed their overall level of expertise and experience in their respective professions, which is described in the director biographies herein. The Governance and Nominating Committee found that each of the nominees has the skills and experience that is particularly relevant to the Company’s business, as outlined below:

•	Mr. Amonett – executive leadership experience and legal expertise;
•	Mr. Cannon – operations management, aviation, international business and executive management experience;
•	Mr. Chiles – extensive experience in public company leadership in a growth environment and oilfield service and international business experience;
•	Mr. Flick – finance and treasury expertise and international banking and business experience;
•	Mr. Godden – aviation operations and training, technology, pension fund management and international business experience;
•	Mr. King – financial services, international business and banking experience;
•	Mr. Knudson – executive leadership, aviation, energy and international business experience;
•	Mr. May – international business, private equity and investment banking experience;
•	Mr. Stover – international energy exploration and production, executive leadership and operations management experience; and
•	Mr. Tamblyn – accounting and finance expertise and oil service business and international business experience.

The Governance and Nominating Committee proposes nominees for director and acts pursuant to its charter, which is posted on our website, www.bristowgroup.com, under the “Governance” caption. It is the policy of the Governance and Nominating Committee to consider director candidates recommended by our employees, directors, stockholders, and others, including search firms.

The Governance and Nominating Committee has sole authority to retain and terminate any search firm used to identify candidates for director and has sole authority to approve the search firm’s fees and other retention terms.

If a stockholder wishes to recommend a director for nomination, he or she should follow the procedures set forth below for nominations to be made directly by a stockholder. In addition, the stockholder should provide such other information as such stockholder may deem relevant to the Governance and Nominating Committee’s evaluation. All recommendations, regardless of the source of identification, are evaluated on the same basis as candidates recommended by our directors, chief executive officer, other executive officers, third-party search firms or other sources.

Our bylaws permit stockholders to nominate directors for election at an annual stockholders meeting regardless of whether such nominee is submitted to and evaluated by the Governance and Nominating Committee. To nominate a director using this process, the stockholder must follow procedures set forth in our bylaws. Those procedures require a stockholder wishing to nominate a candidate for director at next year’s Annual Meeting to give us written notice not earlier than the close of business on the 120th day prior to the anniversary date of the immediately preceding Annual Meeting and not later than the close of business on the 90th day prior to the anniversary date of the immediately preceding Annual Meeting. However, if the date of the Annual Meeting is more than 30 days before or more than 60 days after such anniversary date, notice is required not earlier than 120 days prior to the Annual Meeting and not later than the later of 90 days prior to the Annual Meeting or the 10th day after we publicly disclose the meeting date. The notice to the Secretary must include the following:

•	The nominee’s name, age and business and residence addresses;

•	The nominee’s principal occupation or employment;

•	The class and number of our shares, if any, owned by the nominee;

•	The name and address of the stockholder as they appear on our books;

•	The class and number of our shares owned by the stockholder as of the record date for the Annual Meeting (if this date has been announced) and as of the date of the notice;

•	A representation that the stockholder intends to appear in person or by proxy at the meeting to nominate the candidate specified in the notice;

•	A description of all arrangements or understandings between the stockholder and the nominee; and

•	Any other information regarding the nominee or stockholder that would be required to be included in a proxy statement relating to the election of directors.

In addition, our bylaws require that a nominee for election or reelection must deliver to the Secretary a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made and make certain representations and agreements.

Our bylaws provide that at least two-thirds of the Board of Directors must be citizens of the United States within the meaning of the Federal Aviation Act. Our bylaws provide that a person that is not a citizen of the United States is not eligible for nomination or election as a director if such person’s election, together with the election of any incumbent directors that are not U.S. Citizens and are candidates for election as a Directors at the same time, would cause less than two-thirds of the Company’s directors to be citizens of the United States.

Board Leadership Structure

Pursuant to our Corporate Governance Guidelines, our Board may combine the roles of the Chairman with that of the chief executive officer if it determines that this provides the most effective leadership model. Our Board also recognizes that it may be desirable to assign these roles to different persons from time to time to ensure that our Board remains independent and responsive to stockholder interests. If our Board combines the role of the Chairman with that of the chief executive officer, then our Board will also select a Non-Executive Chairman/Lead Director to schedule and chair executive sessions of our Board and to perform such other functions as are assigned to such Non-Executive Chairman/Lead Director by the Board on the recommendation of the Governance and Nominating Committee.

Our Board’s current belief is that the functions performed by the Chairman and the chief executive officer should continue to be performed by separate individuals, and it will reevaluate its view on such leadership structure periodically.

Risk Oversight

The Company has historically placed a high level of importance on addressing, pre-empting and managing those matters which may present a significant risk to the Company. Our Board has oversight responsibility of the processes established to report and monitor material risks applicable to us. Our Board has delegated to management the responsibility to manage risk and bring to the attention of our Board the most material risks to our Company. The Board is updated regularly on tax and accounting matters, litigation status, governmental and corporate compliance regulations and programs, quality controls, safety performance and operational and financial issues. Our Board frequently discusses these matters in detail in order to adequately assess and determine the Company’s potential vulnerability and consider appropriate risk management strategies where necessary.

In accordance with the charter of the Audit Committee, the Audit Committee meets periodically with management to review our major financial risk exposures and the steps management has taken to monitor and control such exposures. The Audit Committee reports to our Board at each regularly scheduled meeting.

Director Attendance

Our Board held nine meetings during the past fiscal year. During this period, no incumbent director attended fewer than 75% of the aggregate of (i) the total number of meetings of our Board during the period in which he was a director and (ii) the total number of meetings held by all committees on which he served during the period in which he was a director.

It is our policy that each director of the Company is expected to be present at each Annual Meeting of Stockholders, absent circumstances that prevent attendance. We facilitate director attendance at the Annual Meetings of Stockholders by scheduling such meetings in conjunction with regular meetings of directors.

Communication with Directors

Our Board maintains a process for stockholders and interested parties to communicate directly with our Board.

All communications should be delivered in writing addressed to our Secretary at 2000 W. Sam Houston Pkwy. S., Suite 1700, Houston, Texas 77042. The correspondence should be addressed to the appropriate party, namely: Bristow Group Inc. Board, Bristow Group Inc. Governance and Nominating Committee, Bristow Group Inc. Audit Committee, Bristow Group Inc. Compensation Committee or the individual director designated by full name or position as it appears in the Company’s most recent proxy statement. We also maintain policies for stockholders and other interested parties to communicate with the Lead Director of executive sessions or with the non-management directors as a group. Such communications should be delivered in writing to: Lead Director or Non-Management Directors of Bristow Group Inc., as the case may be, c/o Secretary, 2000 W. Sam Houston Pkwy. S., Suite 1700, Houston, Texas 77042. Communications so addressed and clearly marked as “Stockholder Communications” will be forwarded by our Secretary unopened to, as the case may be, the Chairman of our Board or the then-serving Lead Director (being the independent director scheduled to preside at the next meeting of the non-management or independent directors).

All communications must be accompanied by the following information:

•

If the person submitting the communication is a security holder, a statement of the type and amount of the securities of the Company that the person holds; or, if the person is not a shareholder, a statement regarding the nature of the person’s interest in the Company; and

•	The address, telephone number and e-mail address, if any, of the person submitting the communication.

For more detail, refer to our Company Policy for Communications with our Board posted on our website, www.bristowgroup.com, under the caption “Governance”.

III. COMMITTEES OF THE BOARD OF DIRECTORS

Our Board has the following committees, the membership of which as of the Record Date is set forth below. The charters of our Audit, Compensation and Governance and Nominating Committees are posted on our website, www.bristowgroup.com, under the “Governance” caption and are available free of charge on request to our Secretary at 2000 W. Sam Houston Pkwy. S., Suite 1700, Houston, Texas 77042.

Name of Committee and Members	Number of Meetings in Fiscal Year 2011
AUDIT(1)	4
Ken C. Tamblyn
Thomas N. Amonett
Stephen J. Cannon
Michael A. Flick
Ian F. Godden
Stephen A. King

COMPENSATION(1)	5
Michael A. Flick
Thomas N. Amonett
John M. May
Bruce H. Stover

GOVERNANCE AND NOMINATING(1)	3
Thomas C. Knudson
Stephen J. Cannon
Ian A. Godden

(1)	As of May 19, 2011, all members of the Audit, Compensation and Governance and Nominating Committees were independent as defined by the applicable NYSE rules.

Audit Committee

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the Company’s independent auditors. The Audit Committee also monitors the integrity of the Company’s financial statements and the independence and performance of the Company’s auditors and reviews the Company’s financial reporting processes. The Audit Committee reviews and reports to our Board the scope and results of audits by the Company’s independent auditors and the Company’s internal auditing staff and reviews the audit and other professional services rendered by the independent auditors. It also reviews with the independent auditors the adequacy of the Company’s system of internal controls. It reviews transactions between the Company and the Company’s directors and officers, the Company’s policies regarding those transactions and compliance with the Company’s business ethics and conflict of interest policies.

Our Board requires that all members of the Audit Committee meet the financial literacy standard required under the NYSE rules and that at least one member qualifies as having accounting or related financial management expertise under the NYSE rules. In addition, the SEC has adopted rules requiring that the Company disclose whether or not the Company’s Audit Committee has an “audit committee financial expert” as a member. An “audit committee financial expert” is defined as a person who, based on his or her experience, has all of the following attributes:

•	an understanding of generally accepted accounting principles and financial statements;

•	an ability to assess the general application of such principles in connection with accounting for estimates, accruals and reserves;

•

experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and level of complexity of issues that can reasonably be expected to be raised by the Company’s financial statements, or experience actively supervising one or more persons engaged in such activities;

•	an understanding of internal controls and procedures for financial reporting; and

•	an understanding of audit committee functions.

The person is to further have acquired such attributes through one or more of the following:

•

education and experience as a principal financial officer, principal accounting officer, controller, public accountant or auditor or experience in one or more positions that involve the performance of similar functions;

•	experience actively supervising a principal financial officer, principal accounting officer, controller, public accountant, auditor or person performing similar functions; and

•	experience overseeing or assessing the performance of companies or public accountants with respect to the preparation, auditing or evaluation of financial statements or other relevant experience.

Our Board has reviewed the criteria set by the SEC and determined that all five members meet the financial literacy standards required by NYSE rules and that all five members qualify under NYSE rules as having accounting or related financial management expertise. Our Board has also determined that Mr. Tamblyn qualifies as an audit committee financial expert.

Compensation Committee

The Compensation Committee, among other matters:

•	approves the compensation of the Chief Executive Officer and all other executive officers;

•	evaluates the performance of the Chief Executive Officer against approved performance goals and other objectives and reports its findings to our Board;

•	reviews and approves changes in certain employee benefits and incentive compensation plans which affect executive officer compensation;

•	reviews and makes recommendations with respect to changes in equity-based plans and director compensation; and

•	prepares a report to be included in the Company’s annual proxy statement.

Awards under equity based plans are considered and approved by a subcommittee of the Compensation Committee which consists entirely of “non-employee directors,” as defined by Rule 16b-3 under the Securities and Exchange Act of 1934, as amended, all of whom satisfy the requirements of an “outside director” for purposes of Section 162(m) of the Internal Revenue Code.

Governance and Nominating Committee

The Governance and Nominating Committee assists our Board in:

•	identifying individuals qualified to become members of our Board consistent with criteria approved by our Board;

•	recommending to our Board the director nominees to fill vacancies and to stand for election at the next annual meeting of stockholders;

•	developing and recommending to our Board the corporate governance principles to be applicable to the Company;

•	recommending committee assignments for directors to our Board; and

•	overseeing an annual review of our Board’s performance.

IV. ELECTION OF THE NOMINEES AS DIRECTORS

Our Board has fixed the number of directors at ten. The term of office of all of our present directors will expire no later than the day of the Annual Meeting upon the election of their successors. The directors elected at the Annual Meeting will serve until their respective successors are elected and qualified or until their earlier death, resignation or removal.

Unless authority to do so is withheld by the stockholder, each proxy executed and returned by a stockholder will be voted for the election of the nominees hereinafter named. Directors having beneficial ownership derived from presently existing voting power of approximately 6.9% of our common stock as of the Record Date have indicated that they intend to vote for the election of all nominees hereinafter named. If any nominee withdraws or for any reason is unable to serve as a director, the persons named in the accompanying proxy either will vote for such other person as our Board may nominate or, if our Board does not so nominate such other person, will not vote for anyone to replace the nominee. Except as described below, our management knows of no reason that would cause any nominee hereinafter named to be unable to serve as a director or to refuse to accept nomination or election.

The nominees for director receiving a plurality of the votes cast will be elected. The proxyholder named in the accompanying proxy card will vote FOR each of the nominees named herein unless otherwise directed therein. Abstentions, instructions to withhold authority to vote for one or more of the nominees and broker nonvotes will result in those nominees receiving fewer votes, but will not be counted as a vote AGAINST the nominee.

Our Board recommends that stockholders vote FOR the election to our Board of each of the nominees named below.

Information Concerning Nominees

Our present Board proposes for election the following ten nominees for director. Each of the nominees named below is currently a director of the Company and each was elected at the Annual Meeting of Stockholders held on August 4, 2010, with the exception of Mr. King. Mr. King was designated by Caledonia to our Board and appointed as Director upon the resignation of Mr. Wyatt in January 2011. See “Other Matters - Transactions with Related Persons” for additional information.

Thomas N. Amonett, age 67, a resident of Houston, Texas, joined our Board in February 2006. Mr. Amonett has served as President, Chief Executive Officer and a director of Champion Technologies, Inc. since 1999. Champion Technologies, Inc. is an international provider of specialty chemicals and related services primarily to the oilfield production sector. Mr. Amonett serves as a director of Hercules Offshore Inc., where he serves on the Corporate Governance and Special Governance Committees, and as a director of Orion Marine Group, where he serves on the Audit Committee and the Nominating and Governance Committee. His previous directorships include TODCO from 2003 to July 2007 when TODCO was acquired by Hercules Offshore Inc. and Stelmar Shipping Ltd. from 2002 to 2005. He has served as a member of our Compensation Committee since August 2006 and our Audit Committee since February 2006.

Stephen J. Cannon, age 57, a resident of Southlake, Texas, joined our Board in 2002. Mr. Cannon served as the President and CEO of TSG Technical Services, Inc., a privately owned international government service provider from September 2007 until June 2009. He was the President and Chief Executive Officer of DynCorp International LLC, a technology company with annual revenues in excess of $2 billion from February 2005 to July 2006 and President from January 2000 to February 2005. Mr. Cannon worked at DynCorp for approximately 25 years and served in a variety of other capacities, including General Manager of its technical service subsidiary and Vice President of its aerospace technology subsidiary. He has served as a member of our Audit Committee since 2002 and has served on our Governance and Nominating Committee since 2004.

William E. Chiles, age 62, a resident of Houston, Texas, became the President and Chief Executive Officer of our Company effective July 15, 2004. Mr. Chiles also served as interim Chief Financial Officer from December 2005 until February 2006 and from June 2010 to October 2010 following the resignations of two prior Chief Financial Officers. Mr. Chiles has been a member of our Board since 2004. Prior to his employment by the Company, Mr. Chiles was employed by Grey Wolf, Inc., an onshore oil and gas drilling company traded on the American Stock Exchange, from March 2003 until June 21, 2004 as Executive Vice President and Chief Operating Officer. Mr. Chiles served as Vice President of Business Development at ENSCO International Incorporated, an offshore oil and gas drilling company listed on the New York Stock Exchange, from August 2002 until March 2003. From August 1997 until its merger into an ENSCO International affiliate in August 2002, Mr. Chiles served as President and Chief Executive Officer of Chiles Offshore, Inc. Mr. Chiles serves as a director of, and is Chairman of, the Compensation Committee of Basic Energy Services, Inc., a contractor for land based oil and gas services. He is also a member of Basic Energy’s Audit Committee. He served as a member of our Executive Committee from 2004 to August 2007 when it was discontinued.

Michael A. Flick, age 62, a resident of Navarre Beach, Florida, joined our Board in February 2006. Mr. Flick began his career in commercial banking in 1970 at First National Bank, which subsequently became a wholly owned subsidiary of First Commerce Corporation, whose shares were traded on the NASDAQ. Mr. Flick held a variety of positions at First Commerce Corporation, including Chief Financial Officer and Chief Credit Policy Officer, and retired in 1998 as the Executive Vice President and Chief Administrative Officer. He served as a director and Chairman of the Audit Committee of Community Coffee Company, a privately held company, from 1998 until June 2009. He currently serves as a director and member of the Audit Committee of Gulf Island Fabrication, Inc. He also serves as a director of the University of New Orleans Foundation. He also served as Chairman of the Foundation’s Audit Committee until July 1, 2009. Mr. Flick serves on our Audit Committee and is Chairman of our Compensation Committee.

Ian A. Godden, age 57, a resident of England, joined our Board in January 2010. Mr. Godden is currently Chairman of A|D|S Group Ltd., the trade organization that represents the civil aerospace, defense and security industries in the United Kingdom. He has served as Chairman of Farnborough International Limited, the subsidiary that runs Farnborough Air Show since October 2009. Since 2008, Mr. Godden has served as Senior Independent Non-Executive Director of KBC Advanced Technologies. Mr. Godden has served as a director of E2V Technologies PLC since 2003 and was the founder of Glenmore Energy Inc. in 2004 and is currently its Chairman. Mr. Godden worked in various consulting organizations, including as the U.K. Managing Partner of Roland Berger Strategy Consultants from 2000 to 2004 and U.K. Managing Partner of Booz Allen and Hamilton from 1996 to 1998. Mr. Godden began his career in 1974 working for BP as a design engineer for offshore platforms and processing equipment in the North Sea, Middle East and Gulf of Mexico.

Stephen A. King(1), age 50, a resident of England, joined our Board in January 2011. Mr. King currently serves as the Finance Director of Caledonia, a position he has held since December 2009. From December 2002 to March 2009, Mr. King was Group Finance Director for De La Rue plc, the largest global printer of banknotes and commercial paper for central banks. Mr. King joined Midlands Electricity plc, an international power distribution and generation group which later became GPU International Inc. (USA) in January 1997. He served there as Group Finance Director until December 2002. Previously, Mr. King held senior financial positions in several companies, including Seeboard plc, a regional electric company, and Lucas Industries plc, an international automotive and aerospace engineering group. Mr. King began his career as an accountant for Coopers & Lybrand (now Pricewaterhouse Coopers LLP). Since 2005, Mr. King has also served as a non-executive director of Weir Group plc, a global engineering company specializing in the oil, gas and minerals sectors.

Thomas C. Knudson, age 65, a resident of Houston, Texas, joined our Board in June 2004. Mr. Knudson has been Chairman of our Board since August 2006. Mr. Knudson has been president of Tom Knudson Interests, LLC since its formation on January 14, 2004. Tom Knudson Interests, LLC provides consulting services in energy, sustainable development, and leadership. Following seven years of active duty as a U.S. Naval aviator and an aerospace engineer, he joined Continental Oil Company (Conoco) in May 1975 and retired in 2004 from Conoco’s successor, ConocoPhillips, as senior vice president of human resources, government affairs and communications. Mr. Knudson served as a member of ConocoPhillips’ management committee. His diverse career at Conoco and ConocoPhillips included engineering, operations, business development, and commercial assignments. He was the founding chairman of the Business Council for Sustainable Development in both the United States and the United Kingdom. Mr. Knudson served as a director and Chairman of the Governance, Nominating and Compensation Committee of NATCO Group, Inc., a leading provider of wellhead process equipment, systems and services used in the production of oil and gas from April 2005 to November 2009. He is also a director and member of the Compensation Committee of MDU Resources Group Inc. MDU Resources operates in three core lines of business: energy, construction materials and utility resources. The businesses include natural gas and oil production, natural gas pipelines and energy services, construction materials and contracting, construction services, and electric and natural gas utilities. He was also a director of Williams Partners L.P. from November 2005 to September 2007 where he served on the Audit and Conflicts Committees. Mr. Knudson is Chairman of and has served on our Governance and Nominating Committee since 2004 and served on our Compensation Committee from 2004 to August 2006. He served on our Executive Committee from August 2006 to August 2007.

John M. May(1), age 56, a resident of England, joined our Board in November 2009. Mr. May currently serves as Executive Director of Caledonia, a position he has held since 2003. In addition to his position at Caledonia, Mr. May is Chairman of Amber Chemical Company Limited as well as a director of (1) Begbies Traynor Group plc, (2) British Empire Securities and General Trust Limited, (3) Oval Limited and (4) Satellite Information Systems Limited. Prior to his current positions, Mr. May was the founder of Hillhouse Nexus Limited, a private equity investment and consultancy business which he ran from 1998 to 2003 and worked in the Hambros Group from 1977 to 1998 where, among other positions, he was an Executive Director of Hambro Bank Limited and Joint Managing Director of Hambro Countrywide PLC.

Bruce H. Stover, age 62, a resident of Oklahoma City, Oklahoma, joined our Board in January 2010. Mr. Stover was formerly the Executive Vice President, Operations and Business Development, of Endeavour International Corporation, a position he had held since 2003. From 1999 to 2003, Mr. Stover was Senior Vice President, Worldwide Business Development for Anadarko Petroleum Corporation. Mr. Stover joined Anadarko in 1980 as Chief Engineer and in 1989, he was named President and General Manager for Anadarko Algeria Corporation where he led the company’s start-up operations in Algeria. In 1993, he was named Vice President, Acquisitions and in 1997, he became Vice President, Worldwide Business Development. Mr. Stover began his career as an engineer with Amoco Production Company in 1972.

Ken C. Tamblyn, age 68, a resident of Folsom, Louisiana, joined our Board in 2002. Mr. Tamblyn spent the first 20 years of his business career as a certified public accountant with Peat Marwick Mitchell & Co., a predecessor of KPMG LLP. In 1986 he joined Tidewater, Inc. as Executive Vice President and Chief Financial Officer. He served in that capacity until his retirement in August 2000. Mr. Tamblyn currently serves as a director of Gulf Island Fabrication, Inc. where he serves on the Audit Committee. Mr. Tamblyn has served on our Audit Committee since 2002 and is currently Chairman of the Committee.

(1)

Stephen A. King and John M. May, directors and executive officers of Caledonia, were designated by Caledonia for election to our Board pursuant to a Master Agreement dated December 12, 1996 among the Company, a predecessor in interest to Caledonia and certain other persons in connection with our acquisition of 49% and other substantial interests in Bristow Aviation Holdings Limited. The Master Agreement provides that so long as Caledonia owns (1) at least 1,000,000 shares of common stock of the Company or (2) at least 49% of the total outstanding ordinary shares of Bristow Aviation Holdings Limited, Caledonia will have the right to designate two persons for nomination to our Board and to replace any directors so nominated. According to the records of the Company’s transfer agent, Caledonia is the direct beneficial owner of 6.59% shares of our common stock.

V. ADVISORY VOTE ON EXECUTIVE COMPENSATION

Our Board recognizes the interest the Company’s stockholders have in the compensation of the Company’s named executive officers. In recognition of that interest and in accordance with the requirements of SEC rules and the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, this proposal, commonly known as a “say on pay” proposal, provides the Company’s stockholders with the opportunity to cast an advisory vote on the compensation of the Company’s named executive officers, as disclosed in this proxy statement pursuant to the SEC’s compensation disclosure rules, including the discussion of the Company’s compensation program and philosophy and the compensation tables beginning on page 26 of this proxy statement. This advisory vote is intended to give the Company’s stockholders an opportunity to provide an overall assessment of the compensation of the Company’s named executive officers rather than focus on any specific item of compensation. As described in the Compensation Discussion and Analysis included in this proxy statement, the Company has adopted an executive compensation program that reflects the Company’s philosophy that executive compensation should be structured so as to align each executive’s interests with the interests of the Company’s stockholders.

As an advisory vote, the stockholders’ vote on this proposal is not binding on our Board or the Company and our Board could, if it concluded it was in the Company’s best interests to do so, choose not to follow or implement the outcome of the advisory vote. However, the Company expects that the Compensation Committee of our Board will review voting results on this proposal and give consideration to the outcome when making future executive compensation decisions for the Company’s named executive officers.

Approval of the proposal, on an advisory basis, requires the affirmative vote of holders of at least a majority of the votes cast at the Annual Meeting in person or by proxy. All duly submitted and unrevoked proxies will be voted for the proposal, except where a contrary vote is indicated or authorization to vote is withheld.

Recommendation

Our Board unanimously recommends that stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers by voting FOR the approval of the following resolution:

RESOLVED, that the compensation of the Company’s named executive officers, as disclosed in the Company’s proxy statement relating to the 2011 annual meeting of stockholders pursuant to the executive compensation disclosure rules promulgated by the SEC, is hereby approved.

Vote Required

The approval of this proposal requires the affirmative vote of a majority of votes cast on this proposal. Abstentions and broker nonvotes will not count either for or against the proposal.

VI. ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

This proposal provides the Company’s stockholders with the opportunity to cast an advisory vote on whether the Company should hold a stockholder advisory vote on the compensation of the Company’s named executive officers (such as Section V) annually, every two years or every three years. Our Board recommends that the Company hold a stockholder advisory vote on executive compensation every year.

As an advisory vote, this proposal is not binding on our Board or the Company and our Board could, if it concluded it was in the Company’s best interests to do so, choose not to follow or implement the outcome of the advisory vote. However, in setting the agenda for future stockholder meetings, the Company expects that our Board will review voting results on this proposal and give consideration to the outcome.

Approval of the proposal, on a non-binding advisory basis, requires the affirmative vote of holders of at least a majority of the votes cast at the annual meeting in person or by proxy. If none of the alternatives in the proposal (one year, two years or three years) receive a majority vote, our Board will consider the frequency that receives the highest number of votes cast by stockholders to be the frequency that has been selected by stockholders. All duly submitted and unrevoked proxies will be voted for the proposal to hold an advisory vote every year, except where a contrary vote is indicated or authorization to vote is withheld.

Recommendation

Our Board unanimously recommends that stockholders vote to hold an advisory vote on the compensation of the Company’s named executive officers every year from the options of once every one, two or three years or of abstaining.

VII. EXECUTIVE OFFICERS OF THE REGISTRANT

Under our bylaws, our Board elects our executive officers annually. Each executive officer remains in office until that officer ceases to be an officer or his or her successor is elected. There are no family relationships among any of our executive officers. At June 15, 2011, our executive officers were as follows:

Name	Age	Position Held with Registrant
William E. Chiles	62	President, Chief Executive Officer and Director
Jonathan E. Baliff	47	Senior Vice President, Chief Financial Officer
Richard D. Burman	58	Senior Vice President, Operations
Mark B. Duncan	49	Senior Vice President, Commercial
Randall A. Stafford	55	Senior Vice President and General Counsel, Corporate Secretary
Hilary S. Ware	55	Senior Vice President, Administration
Brian J. Allman	38	Vice President, Controller and Chief Accounting Officer
Joseph A. Baj	53	Vice President and Treasurer
L. Don Miller	48	Vice President, Strategy and Structured Transactions

Mr. Chiles became the President and Chief Executive Officer of our Company effective July 15, 2004. Mr. Chiles also served as interim Chief Financial Officer from December 2005 until February 2006 and from June 2010 to October 2010 following the resignations of two prior Chief Financial Officers. Mr. Chiles has been a member of our Board since 2004. Prior to his employment by the Company, Mr. Chiles was employed by Grey Wolf, Inc., an onshore oil and gas drilling company traded on the American Stock Exchange, from March 2003 until June 21, 2004 as Executive Vice President and Chief Operating Officer. Mr. Chiles served as Vice President of Business Development at ENSCO International Incorporated, an offshore oil and gas drilling company listed on the New York Stock Exchange, from August 2002 until March 2003. From August 1997 until its merger into an ENSCO International affiliate in August 2002, Mr. Chiles served as President and Chief Executive Officer of Chiles Offshore, Inc. Mr. Chiles serves as a director of, and is Chairman of, the Compensation Committee of Basic Energy Services, Inc., a contractor for land based oil and gas services. He is also a member of Basic Energy’s Audit Committee. He served as a member of our Executive Committee from 2004 to August 2007 when it was discontinued.

Mr. Baliff joined us as Senior Vice President and Chief Financial Officer in October 2010. Prior to joining Bristow, Mr. Baliff had been the Executive Vice President, Strategy at NRG Energy since May 2008, where he led the development and implementation of NRG’s corporate strategy, as well as acquisitions and business alliances. Prior to joining NRG, Mr. Baliff was Managing Director in Credit Suisse’s Global Energy Group, where he advised energy companies on merger and acquisition assignments and project and corporate financings since 1996. Mr. Baliff started his business career at Standard and Poor’s and then JP Morgan’s Natural Resources Group. Mr. Baliff served on active duty in the U.S. Air Force for eight years from 1985 to 1993 in numerous assignments flying the F-4G Phantom including the first combat missions during the first Gulf War. Mr. Baliff retired with the rank of Captain.

Mr. Burman joined us in 2004 as Senior Vice President, Eastern Hemisphere. He was promoted to Senior Vice President, Operations in December 2009. He also serves as Managing Director of Bristow Aviation Holdings Ltd. and Bristow Helicopter Group Ltd. Prior to joining us, Mr. Burman held various positions within the Baker Hughes group of companies, most recently as Region General Manager, Mediterranean and Africa for Baker Hughes INTEQ.

Mr. Duncan was promoted to the position of Senior Vice President, Commercial in December 2009. He joined us in January 2005 as Vice President, Global Business Development. He was promoted to Senior Vice President, Global Business Development effective January 1, 2006 and to Senior Vice President, Western Hemisphere in April 2008. Prior to joining the Company, Mr. Duncan worked at ABB Lummus Global Inc. from 2002 to 2005. At ABB, Mr. Duncan served as Commercial Director in the Deepwater Floating Production Systems division, based in Houston, Texas. From 1985 to 2002, Mr. Duncan worked for the Halliburton/Brown & Root Group, mostly in the subsea sector where he filled various positions working in the North Sea, Brazil and several other international areas, ultimately holding the position of Senior Global Vice President Commercial for the Subsea 7 entity.

Mr. Stafford joined us in May 2006 as Vice President and General Counsel, Corporate Secretary and was promoted to Senior Vice President in November 2010. Prior to joining the Company, Mr. Stafford was Vice President, General Counsel and Corporate Secretary of TODCO from January 2003 to May 2006.

Ms. Ware was promoted to Senior Vice President, Administration in December 2009. She joined us in August 2007 as Vice President of Global Human Resources. Prior to joining the Company, Ms. Ware was Vice President, Human Resources for BHP Billiton Petroleum from 2006 to 2007. Prior to joining BHP Billiton, Ms. Ware was Vice President Human Resources, Worldwide for Hanover Compressor Company from 2002 to 2006. Prior to 2002, Ms. Ware served for 20 years in a variety of roles as a human resources professional with BP. Ms. Ware’s duties and responsibilities at BHP Billiton and Hanover included management and oversight of all Human Resource activities and personnel at those companies.

Mr. Allman joined us in March 2006 as Director of Financial Reporting. In August 2007 he was promoted to Corporate Controller and was subsequently elected Chief Accounting Officer in April 2009 and Vice President, Chief Accounting Officer in November 2010. From September 2002 to March 2006, Mr. Allman worked as Financial Reporting Manager for Nabors Industries Ltd., a drilling and well servicing company. A Certified Public Accountant, Mr. Allman previously worked in public accounting as an Audit Manager with KPMG LLP after beginning his career with Arthur Andersen LLP.

Mr. Baj joined us in July 2005 as Assistant Treasurer. In November 2005, Mr. Baj was promoted to Vice President, Treasurer and Secretary. In May 2006, Mr. Baj resigned his position as Secretary upon Mr. Stafford joining the Company.

Mr. Miller was appointed Vice President, Strategy and Structural Transactions in November 2010. From January 2008 to November 2010, he worked as an independent consultant assisting companies in capital markets and in a financial advisory capacity. He served as the post bankruptcy CEO and President of Enron North America Corp. and Enron Power Marketing Inc. from December 2001 to December 2007.

VIII. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Holdings of Principal Stockholders

The following table shows certain information with respect to beneficial ownership of our common stock by any person known by us to be the beneficial owner of more than five percent of any class of our voting securities:

Name and Address of Beneficial Owner	Amount Beneficially Owned		Title Of Class	Percent Of Class(1)
BlackRock, Inc.	2,836,892	(2)	Common	7.81%
40 East 52nd Street New York, NY 10022

Franklin Resources, Inc.	2,812,410	(3)	Common	7.75%
One Parker Plaza, 9th Floor Fort Lee, NJ 07024

Dimensional Fund Advisors LP	2,480,071	(4)	Common	6.83%
Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746

Caledonia Investments plc	2,392,901	(5)	Common	6.59%
Cayzer House, 30 Buckingham Gate London, England SW1 E6NN

(1)	Percentage of the 36,308,793 shares of common stock of the Company outstanding as of March 31, 2011.

(2)

According to Schedule 13G filed on January 21, 2011 with the SEC, on behalf of BlackRock, Inc., BlackRock, Inc. has sole dispositive power and sole voting power with respect to all of such shares. The Schedule 13G states that various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of such shares of common stock, and no one person’s interest in such shares of common stock is more than five percent of the total outstanding common shares.

(3)

According to a Schedule 13G/A filed on February 1, 2011 with the SEC, the shares listed are beneficially owned by one or more open or closed-end investment companies or other managed accounts that are investment management clients of investment managers that are direct and indirect investment advisory subsidiaries (the “Investment Management Subsidiaries”) of Franklin Resources, Inc. (“FRI”). Investment management contracts grant to such Investment Management Subsidiaries all investment and/or voting power over the securities owned by advisory clients of the Investment Management Subsidiaries. Therefore, the Investment Management Subsidiaries may be deemed to be beneficial owners of such shares. Franklin Advisory Services, LLC, has sole voting power with respect to 2,727,495 shares of common stock and sole dispositive power with respect to 2,798,495 shares of common stock. Additionally, the Schedule 13G/A discloses that Charles B. Johnson and Rupert H. Johnson, Jr., as principal shareholders of FRI, may be deemed to be the beneficial owners of the shares of common stock held by the Investment Management Subsidiaries. FRI, the principal shareholders and the Investment Management Subsidiaries disclaim any pecuniary interest in such shares.

(4)

According to a Schedule 13G filed on February 11, 2011 with the SEC, Dimensional Fund Advisors LP (“Dimensional”) has shared dispositive power with respect to and, may beneficially own, all such shares of common stock. Dimensional has shared voting power with respect to 2,420,338 of such shares. Dimensional is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the “Funds.” In its role as investment advisor or manager, Dimensional possesses investment and/or voting power over all of such shares of common stock, and may be deemed to be the beneficial owner of all of such shares of common stock of the Company held by the Funds. However, all of such shares of common stock reported above are owned by the Funds. Dimensional disclaims beneficial ownership of all such shares.

(5)

According to a Form 13D/A filed on June 26, 2008 with the SEC (and updated based on developments known to the Company and confirmed with the Company’s transfer agent) by (i) Caledonia Investments plc (“Caledonia”) as the direct beneficial owner of all of such shares of common stock and (ii) The Cayzer Trust Company Limited (“Cayzer Trust”) as an indirect beneficial owner of all of such shares of common stock given its direct holdings of the securities of Caledonia. Caledonia and Cayzer Trust claim shared voting and dispositive power over such shares of common stock.

Holdings of Directors, Nominees and Executive Officers

The following table shows, as of the Record Date, certain information with respect to beneficial ownership of our common stock by (i) each director or nominee, (ii) each of the executive officers named in the Summary Compensation Table on page 26 of this proxy statement (excluding Ms. Brumley who left the employ of the Company prior to the record date), and (iii) all of our directors, nominees and executive officers as a group:

Name and Address of Beneficial Owner	Amount Beneficially Owned(1)	Percent of Class(2)

Thomas N. Amonett	23,013	*
Jonathan E. Baliff	-	*
Richard D. Burman	81,181	*
Stephen J. Cannon	26,644	*
William E. Chiles	324,570	*
Mark B. Duncan	71,653	*
Michael A. Flick	23,005	*
Ian A. Godden	2,000	*
Stephen A. King(3)	2,392,901	6.6%
Thomas C. Knudson	38,013	*
John M. May(3)	2,392,901	6.6%
Bruce H. Stover	2,000	*
Ken C. Tamblyn	14,644	*
Hilary S. Ware	27,409	*
All Directors, nominees and executive officers as a group (18 persons) (3)	3,107,275	8.6%

*	Less than 1%.

(1)

Based on information as of the Record Date supplied by directors, nominees and executive officers. Unless otherwise indicated, all shares are held by the named individuals with sole voting and investment power. Stock ownership described in the table includes for each of the following directors or executive officers options to purchase within 60 days after the Record Date the number of shares of common stock indicated after such director’s or executive officer’s name: Thomas N. Amonett - 18,125 shares; Richard D. Burman - 74,974 shares; Stephen J. Cannon - 23,125 shares; William E. Chiles - 273,265 shares; Mark B. Duncan - 71,042 shares; Michael A. Flick - 18,005 shares; Thomas C. Knudson - 23,125 shares; Randall A. Stafford -37,455 shares, Ken C. Tamblyn - 8,125 shares and Hilary S. Ware - 28,229 shares. Our directors and executive officers, as a group, held restricted stock which will vest or options to purchase 603,535 shares of our common stock which may be acquired, within 60 days after the Record Date.

(2)	Percentages of our common stock outstanding as of the Record Date.

(3)

Because of the relationship of Messrs. King and May to Caledonia, Messrs. King and May may be deemed indirect beneficial owners of the 2,392,901 shares of common stock owned by Caledonia (see “Holdings of Principal Stockholders”). Pursuant to Rule 16a-1(a)(3), Messrs. King and May are reporting indirect beneficial ownership of the entire amount of our securities owned by Caledonia but they disclaim beneficial ownership of such shares.

IX. COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy

The mission of Bristow Group Inc. is to provide the safest and most efficient helicopter support and aviation services worldwide. The compensation program for executives is designed to support and reinforce the mission of the Company and lead to the consistent enhancement of stockholder value.

The program targets total compensation that is generally consistent with the market median when individual and organizational performance objectives are achieved and provides the opportunity to earn above average compensation when performance exceeds measurable financial, safety, operational and individual goals. To achieve this objective, the program has a significant “at-risk” component in the form of variable annual and long-term incentives. The program focuses on total compensation with a portion allocated to fixed compensation (salary and benefits) and emphasis on variable annual and long-term incentive compensation. Variable incentives, both annual and longer-term, are important components of the program and are used to align actual pay levels with performance results. Long-term incentives are designed to create a strong emphasis on enhancing total stockholder value over a longer term and align the interests of management with those of stockholders through share ownership. Annual incentives are granted to reward participants based on corporate, business unit and individual results.

The Compensation Committee generally attempts to provide the Company’s executives, including Mr. Chiles, with a total compensation package that is competitive and reflective of the performance achieved by the Company compared to its peer group of companies and other companies in the energy and transportation service sectors, and is typically weighted toward long-term incentives.

Administration of Executive Compensation Program

Our executive compensation program is administered by the Compensation Committee of our Board. The Compensation Committee has established an annual process for reviewing and establishing executive compensation levels. Annual base salaries are typically reviewed and adjusted in June of each year. The annual incentive plan performance goals are approved in May or June of each year. Determination of achievement of these goals, approval of bonuses under the annual incentive compensation for the prior year and granting of long-term incentive awards normally takes place in June after the Company files its fiscal year end financial statements.

Compensation consultants are engaged from time to time to provide recommendations on all aspects of executive compensation as directed by the Compensation Committee. The Compensation Committee may not adopt any of the recommendations of compensation consultants, but utilizes their work as a check in arriving at its own judgment with respect to what it deems to be appropriate. Compensation consultants have direct access to Compensation Committee members and participate in Compensation Committee meetings, as requested by the Compensation Committee Chairman. They may also provide compensation advice to management with the knowledge and consent of the Compensation Committee.

William E. Chiles, our President and Chief Executive Officer, Jonathan E. Baliff, our Senior Vice President Chief Financial Officer, Randall A. Stafford, our Senior Vice President and General Counsel and Hilary S. Ware, our Senior Vice President - Administration, support the Compensation Committee in performing its role with respect to administering our compensation program. The Compensation Committee conducts performance evaluations of Mr. Chiles, and Mr. Chiles conducts performance evaluations of our other executive officers and makes recommendations to the Compensation Committee regarding all aspects of their compensation. Mr. Chiles, with input from the entire senior management team and the Compensation Committee’s compensation consultants, makes recommendations to the Compensation Committee as to performance measures and levels to be used for annual incentive compensation. Messrs. Baliff and Stafford and Ms. Ware act pursuant to delegated authority to fulfill various administrative functions of the Compensation Committee, such as coordinating the hiring process with respect to executives, providing legal and market updates to the Compensation Committee, and overseeing the documentation of equity plans and awards as approved by the Compensation Committee. No executive has the authority to establish or modify executive officer compensation.

The Compensation Committee has selected Towers Watson as its compensation consultant. Towers Watson provides competitive compensation data from a variety of sources including a proxy peer group and other surveys. The proxy peer group currently consists of sixteen companies that either compete with the Company or compete with the Company for executive talent. The companies included in the peer group are Air Methods Corporation, Complete Production Services, Core Laboratories NV, Dril-Quip,

Inc., GulfMark Offshore, Inc., Helix Energy Solutions Group Inc., Hercules Offshore Inc., Hornbeck Offshore Services, Inc., Oceaneering International, Inc., Oil States International, Inc., PHI, Inc., Pride International, Inc., Rowan Companies, Inc., SEACOR Holdings Inc., Superior Energy Services, Inc. and Tidewater Inc. Towers Watson also provides the Compensation Committee with executive compensation comparisons using the Towers Watson Executive Compensation Database, which collects data from hundreds of companies for a given year across industries and revenue sizes, and Oilfield Services Compensation Survey. The identities of the component companies used in the compensation survey were not made available to us. This information was updated for the Compensation Committee in mid-2011 and used by the Compensation Committee in connection with its 2011 Executive Compensation reviews. The Committee considers data with respect to each component of compensation as well as total compensation from the surveys when setting compensation for its executive officers.

In fiscal year 2011, the Company incurred $120,481 in fees payable to Towers Watson for services provided to the Compensation Committee. Towers Watson also earned $196,459 in commissions for health and welfare benefit program advisory services which include the following activities: financial management services including analysis and reporting of health and welfare program expenses and trends; strategy and plan design assistance to meet benefit program objectives and remain compliant; management of vendors that provide administrative and insurance services to ensure appropriate service levels and competitive terms/conditions. The provision of such services was preapproved by the Compensation Committee.

Compensation Components

The compensation of our executives is separated into four basic components: base salary, annual incentive compensation, long-term incentives and deferred compensation. The base salary for our Named Executive Officers can represent up to 100% of compensation in any given year when incentives do not pay out or long-term awards do not vest. However, the general mix of compensation for target-level performances in the annual incentive plans, plus the net annualized present value of long-term compensation grants in fiscal year 2011, was as follows for our CEO, our current and former CFO and each of our other three most highly compensated executive officers (the “Named Executive Officers”) with a degree of variation by individual incumbent. The Compensation Committee considered the following general percentage mix in establishing the total compensation for the Company’s executives at fiscal year 2011 target performance. It is important to note that the influences of the timing of awards, availability of stock, company financial performance and stock price performance could significantly change the basic mix of compensation components as a percentage of total compensation.

For the CEO:	Base pay = 25%
Annual cash incentive compensation at target level = 25%
Long-term compensation annualized = 45%
Deferred compensation = 5%

For the other Named Executive Officers:	Base pay = 35%
Annual cash incentive compensation at target level = 15%
Long-term compensation annualized = 45%
Deferred compensation = 5%

For the purpose of measuring total compensation, the Compensation Committee values stock options using the Black-Scholes method. Performance restricted stock units and time vested restricted stock are valued at the value of an equivalent amount of the Company’s common stock on the date of grant.

Base Salary

The base salary program generally targets the median range of the marketplace for executives with similar responsibilities. The Compensation Committee considers Towers Watson survey data and data for our compensation peer group when setting executive compensation of our compensation peer group. The performance of each executive and most employees is reviewed annually. Salary adjustments have been typically effective at the beginning of the fiscal year and are based on the individual’s experience and background, the general movement of salaries in the marketplace, the Company’s financial performance and a qualitative assessment of the individual’s performance by his or her immediate supervisor, or in the case of Mr. Chiles, by the Compensation Committee. In addition to its assessment of Mr. Chiles’ performance, the Compensation Committee reviews the evaluations for each of the Company’s other executive officers. Due to these factors, an executive’s base salary may be above or below the market median at any point in time. Base salaries were not adjusted in 2011.

Annual Incentive Compensation

The Company maintains an annual incentive compensation plan to provide selected executive officers and employees the opportunity to share in the improved performance of the Company by achieving specific corporate and business unit financial and safety goals and key individual objectives. Awards under the plan are determined based on specified performance standards, which we refer to as Key Performance Indicators (“KPIs”). However, excessive risk-taking to achieve financial goals is discouraged by requirements that participants must also uphold and certify their compliance with the Company’s legal and ethical standards as described in the Company’s Code of Business Integrity and the policies that support the Code. The Compensation Committee periodically monitors the award target levels and variances to assure their competitiveness and that they are consistent with compensation strategy for incentives and for total compensation without encouraging excessive risk-taking. Our KPIs typically incorporate certain metrics that are based on our publicly reported financial results. There is no provision in our annual incentive plan for retroactively adjusting past performance compensation in the event of a restatement of these results leads to a different outcome, although such a restatement would be taken into consideration by the Compensation Committee in making future compensation decisions.

Fiscal Year 2011 Awards

For fiscal year 2011, the KPIs used were the following:

•	Consolidated “EPS” - Fully diluted earnings per share, determined in accordance with generally accepted accounting principles in the United States of America.

•	Consolidated Return on Capital Employed (“ROCE”).

•

Safety, including the Company’s consolidated, or a division’s, Bristow Safety Index (“BSI”) which is Total Recordable Incident Rate (“TRIR”) - the number of incidents per 200,000 labor hours weighted for severity of the incident, for the fiscal year compared to a preset target and Air Accidents (“AA”) - the number of Flight Accidents incurred by the Company compared to a preset target.

•

Individual Performance - Individual performance relates specifically to the individual and is based on an overall performance evaluation of the individual’s contributions during the year based on a subjective determination by the individual’s immediate supervisor, or in the case of Mr. Chiles, the Compensation Committee, compared to individualized goals set by the supervisor, or in the case of Mr. Chiles, the Compensation Committee, at the beginning of the fiscal year. The practice of considering individual performance on a case-by-case basis permits consideration of flexible criteria, including current overall market conditions.

ROCE is return on capital and is computed by dividing EBITDA by the fair value of the related operating assets, including working capital. EBITDA is earnings before interest expense, taxes, depreciation and amortization and is computed by adding interest, income tax, depreciation and amortization expenses to net income.

The KPIs are designed to coincide with the goals and objectives established by the Company in its long-term strategy. KPI weightings are varied by individual position to give emphasis to performance for which participants have the most direct control. The KPI weightings for the CEO and other Named Executive Officers for fiscal year 2011 were: EPS - 25%; ROCE - 25%; Safety - 25% and Individual Performance - 25%:

The bonus KPI’s and results for fiscal year 2011 were as follows:

			Safety
	EPS	ROCE	BSI	AA

KPI at Expected Level	$3.50	12.6%	0.27	1
Result	$3.60	11.1%	0.34	2

The annual incentive target and maximum levels are stated as a percentage of annual base salary and are set based on position grade levels. The annual incentive target and maximum levels for fiscal year 2011 for our CEO and the other Named Executive Officers are outlined below:

	Percentage of Base Salary
Named Executive Officer	Target	Maximum

William E. Chiles	100%	200%
Jonathan E. Baliff	55%	110%
Elizabeth D. Brumley(1)	40%	80%
Richard D. Burman	55%	110%
Mark B. Duncan	55%	110%
Hilary S. Ware	55%	110%

(1)	Ms. Brumley left the employ of the Company in June 2010.

Minimum KPI levels must be achieved in order to receive any payout under the annual incentive compensation plan. If an individual is determined by the Committee to have violated the Company’s Code of Business Integrity, that individual may lose a portion or all of their annual incentive compensation as determined by the Committee on a case by case basis. In the event of a flight accident that results in a fatality, the safety portion of the award payout is forfeited for the related business unit and division employees as well as all corporate plan members. Participants may earn up to as much as double their annual incentive targets in the event of performance substantially exceeding the preset goals. Annual incentive compensation awards are paid in cash. In fiscal year 2011, the Compensation Committee set KPI levels for the performance incentive awards shortly after the end of the prior fiscal year and after the budget for the next fiscal year was approved by our Board.

Fiscal Year 2012 Awards

In June 2011, the Compensation Committee of the Company approved and adopted an annual incentive compensation plan for fiscal year 2012 (year ending March 31, 2012) for our senior employees, including each of our executive officers. In 2011, the Compensation Committee changed the financial measure for the annual incentive bonus from EPS and ROCE to a measure we call Bristow Value Added (“BVA”). BVA is a financial performance measure customized for the Company to measure gross cash flow (after tax operating cash flow) less a charge for the capital employed. The purpose of the change was to closer align management incentives with stockholder value by encouraging behavior which places a balanced emphasis on the Company’s cost of capital when considering growth opportunities. BVA is a customized version of EVA®* (Economic Value Added), a well known measure used in financial analysis. The KPI’s selected for fiscal year 2012 are:

•	BVA, Safety, including BSI and AA, and Individual Performance.

The KPI weightings for the CEO and our Named Executive Officers listed below for the fiscal year 2012 plan are outlined below:

	Weighting
Named Executive Officer	BVA	Safety	Individual Performance

William E. Chiles	50%	25%	25%
Jonathan E. Baliff	50%	25%	25%
Richard D. Burman	50%	25%	25%
Mark B. Duncan	50%	25%	25%
Hilary S. Ware	50%	25%	25%

*	EVA is a registered trademark of Stern Stewart & Co.

The annual incentive target and maximum levels expressed as a percentage of base salary for fiscal year 2012 for our CEO and the other Named Executive Officers are outlined below:

	Percentage of Base Salary
Named Executive Officer	Target	Maximum

William E. Chiles	100%	250.0%
Jonathan E. Baliff	55%	137.5%
Richard D. Burman	55%	137.5%
Mark B. Duncan	55%	137.5%
Hilary S. Ware	55%	137.5%

Fiscal year 2012 expected bonus award targets for the Company’s executive officers were approved by the Compensation Committee in June 2011. The KPI’s for the target level were set at levels which would require improved financial performance and improvement in safety when compared to actual results for the prior year.

Long Term Incentives

Long term incentive awards are used to focus management attention on Company performance over a period of time longer than one year in recognition of the long-term horizons for return on investments and strategic decisions in our business. The awards are designed to motivate management to assist the Company in achieving a high level of long-term performance while discouraging excessive short-term risk taking and serve to link this portion of executive compensation to long-term stockholder value. They are also designed to assist in executive retention through extended vesting periods. Aggregate stock or option holdings of the executive have no bearing on the size of a long term incentive award.

The Company’s 2007 Long Term Incentive Plan (the “2007 Plan”), as amended and approved by the Company’s stockholders in 2010, permits the granting of any or all of the following types of awards: stock options; restricted stock; performance awards; phantom shares; other stock based awards; bonus shares; and cash awards. All non-employee directors and employees of, or consultants to, the Company or any of its affiliates are eligible for participation under the 2007 Plan. The 2007 Plan is administered by the Compensation Committee. The Compensation Committee directly oversees the 2007 Plan as it relates to officers of the Company and oversees the 2007 Plan in general, its funding and award components, the type and terms of the awards to be granted and interprets and administers the 2007 Plan for all participants.

Generally, awards under the 2007 Plan are granted a short time after the Company’s financial results for the prior fiscal year have been made public by the filing of the Company’s Annual Report on Form 10-K. Occasionally, long term incentive awards are granted at other times when appropriate for new employees or special recognition of performance.

Fiscal Year 2011 Awards

In fiscal year 2011, the Compensation Committee made grants of stock options, performance cash and restricted stock (as set forth under “Executive Compensation - Grants of Plan-Based Awards”). The options vest ratably over a three-year period beginning on the date of grant. The restricted stock vests at the end of three years from the date of grant. Performance cash awards only vest at the end of three years if certain performance goals have been met.

Fiscal Year 2012 Awards

In June 2011, the Compensation Committee authorized the annual grant of stock options, time vested restricted stock and long-term performance cash awards to participating employees, including the following grants to the Named Executive Officers:

Officer	Performance Cash Target	Stock Options	Restricted Stock

William E. Chiles	$1,137,500	61,862	25,982
Jonathan E. Baliff	$330,200	17,958	7,542
Richard D. Burman	$245,667	13,360	5,611
Mark B. Duncan	$245,667	13,360	5,611
Hilary S. Ware	$219,333	11,928	5,010

Restricted stock grants vest at the end of three years. Performance cash awards allow the recipient to receive from -0- to 200% of the target amount shown depending on how the Company’s total shareholder return (“TSR”) ranks among the companies included in the Simmons & Company Offshore Transportation Services Group Index over the three year performance period. The cash payout then ranges from 50% to a maximum of 200% for TSR ranging from the 25th percentile to the 75th percentile. The amount shown above assumes a 100% payout. The Compensation Committee introduced this revised mix of long-term incentives in 2008 to achieve three goals: emphasize performance through the use of options and performance cash awards; add retention value with time restricted stock awards; and reduce the overall number of shares used under the 2007 Plan through the introduction of a longer term performance cash award. The Compensation Committee also perceived that the addition of the long-term cash award which vests simultaneously with restricted stock awards would encourage executives to retain stock received rather than needing to sell or have shares withheld to pay taxes.

The Compensation Committee believes the dollar value of long-term incentive awards granted by the Company during fiscal year 2012 are consistent with award levels granted by other companies based on their experience and the analysis conducted by Towers Watson.

Deferred Compensation

Under the terms of the Company’s non-qualified deferred compensation plan for senior executives (the “Deferred Compensation Plan”) participants including our Named Executive Officers can elect to defer a portion of their compensation for distribution at a later date. Additionally, the Company contributes to the Deferred Compensation Plan an amount equal to the difference between the percentage matching contribution made by the Company to the applicable employee’s 401(k) Plan Account and, in the case of Mr. Chiles, up to 20% of salary and bonus and in the case of each of our other Named Executive Officers, up to 15% of salary and bonus.

Additional Discretionary Bonus

In June 2011, the Compensation Committee granted an additional discretionary cash bonus to recipients of performance cash awards granted in June 2008. The June 2008 grants had been forfeited due to a provision in the awards that negated any award if Total Shareholder Return over the performance period was negative. The committee engaged Towers Watson to investigate whether forfeiture provisions such as these were common in compensation programs and was advised that to the contrary, forfeiture provisions such as these were quite uncommon among Fortune 500 companies. Given the Company’s favorable performance against its peers during a difficult global financial environment, the committee granted a discretionary cash bonus to recipients of the June 2008 grants which was equal to 50% of the amount which would have been received based on peer group ranking but for the negative TSR forfeiture.

Perquisites

Certain employees, including executive officers, are provided with certain perquisites as part of their compensation. These may include Company-paid life or private health insurance policies. Perquisites such as these are a relatively low cost part of compensation to be used in attracting and retaining qualified employees and executives. Other perquisites, such as car allowances and club dues reimbursements, were eliminated in previous years.

For additional information regarding perquisites, see “Executive Compensation - Summary Compensation Table.”

Other Benefits

Executive officers are eligible to participate, with other employees, in various employee benefit plans, including paid time off, medical, dental and disability insurance plans and a 401(k) plan or, in the case of employees in the U.K. (including Mr. Burman) a defined contribution retirement plan. The Compensation Committee exercises no discretion over this participation.

Stock Ownership Guidelines

Our Board has adopted stock ownership guidelines for directors and executive officers. Directors are expected to hold stock with a value equal to four times the annual retainer for directors within a five year period commencing August 2008 or the date on which a director takes office, whichever is later. Executive officers are expected to hold stock with a value equal to a multiple of their base salary as follows: CEO - 4 times; Senior Vice Presidents - 2 times. They are expected to reach this level of holdings within 5 years of June 2011 or from the date they first became an executive officer, whichever is later. The Company does not have specific equity or other security ownership requirements or guidelines for employees other than officers. However, management level employees are encouraged to take an ownership stake in the Company and are specifically compensated with equity compensation. Further, the current compensation design for executives and senior managers contains a cash portion that vests concurrently with time vested restricted stock to encourage them to retain stock received rather than selling or having shares withheld to pay taxes. Margin accounts secured by the Company’s common stock held by executive officers and trading in derivatives of Company common stock by executive officers is discouraged but not specifically disallowed by corporate policy. Under our Insider Trading Policy, all insiders are bound by the rules of insider trading and speculation in Company common stock is discouraged.

Severance Benefits

We have entered into employment or severance benefit agreements with each of our Named Executive Officers. Pursuant to these agreements, each of the Named Executive Officers is entitled to severance and/or retirement payments and other benefits in certain situations. See “Potential Payments upon Termination or Change-in-Control” under “Executive Compensation” below for a detailed description of the amounts payable and method of calculation. Ms. Brumley received a severance payment in connection with her departure from the Company. We believe the severance benefits are reasonable for persons in the offices and rendering the level of services performed by these individuals. We selected higher multiples for terminations associated with a change-in-control to provide additional reasonable protections and benefits to the officers to align their interests with those of shareholders in transactions where their future employment may be at risk. These change-in-control termination payments are based on a “double trigger” requiring additional reasons such as “Good Reason” as defined in the agreement or the officer being terminated without cause to ensure such amounts will not be paid when employment continues or the individual elects to resign without good reason. We believe that providing these multiples for change-in-control terminations for up to a two year period after a change in control will provide for their commitment to the Company or its potential acquirer through a change-in-control event, resulting in a continuity of leadership and preserving the shareholders’ interests before and after a transaction. The employment agreement for Mr. Chiles also provides for a gross-up payment to the extent Section 280G of the Internal Revenue Code would apply to such payments as excess “parachute” payments. The employment agreements for the other executive officers contain provisions limiting compensation payable in these circumstances to the extent Section 280G would apply.

Accounting and Tax Matters

The Compensation Committee also considers the potential impact of Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”). Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for the Chief Executive Officer and the other senior executive officers, other than compensation that is performance-based under a plan that is approved by the shareholders of the corporation and that meets certain technical requirements. While the goal of the Compensation Committee is to design compensation for executives which is tax deductible, the Compensation Committee reserves the right to exercise subjective discretionary compensation decisions where appropriate and therefore has and may in the future authorize awards or payments to executives which may not meet the requirements of Section 162(m).

X. DIRECTOR AND EXECUTIVE OFFICER COMPENSATION

Summary Compensation Table

The following information relates to compensation paid by the Company for fiscal years 2009, 2010 and 2011 to the Company’s Named Executive Officers:

Summary Compensation Table

Name & Principal Position	Fiscal Year	Salary ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value & Nonqualified Deferred Compensation Earnings($)(4)	All Other Compensation ($)(5)	Total($)
William E. Chiles,	2011	$750,000	$853,528	$1,038,573	$827,778	-	$371,481	$3,841,360
President & CEO	2010	$675,000	$999,403	$1,261,061	$1,050,000	-	$362,836	$4,348,300
	2009	$749,999	$809,025	$709,661	$1,050,000	-	$319,049	$3,637,734
						-

Jonathan E. Baliff,	2011	$400,000	$905,000	-	$171,468	-	$15,098	$1,491,566
Sr. VP & CFO (6)						-
						-

Elizabeth D. Brumley,	2011	$49,226	-	-	-	-	$345,374	$394,600
Former VP Finance & CFO (7)	2010	$235,219	$112,880	$142,414	$111,019	-	$58,083	$659,615
						-

Richard D. Burman,	2011	$368,664	$973,565	$266,888	$218,737	-	$60,019	$1,887,873
Sr. VP, Operations (8)	2010	$287,681	$241,223	$304,402	$211,255	-	$51,009	$1,095,570
	2009	$252,470	$276,375	$239,830	$174,989	-	$51,009	$994,673
						-

Mark B. Duncan,	2011	$367,100	$973,565	$266,888	$243,641	-	$96,672	$1,947,866
Sr. VP, Commercial	2010	$334,882	$242,210	$305,644	$244,325	-	$88,231	$1,215,292
	2009	$325,001	$306,525	$267,351	$225,680	-	$84,146	$1,208,704
						-

Hilary S. Ware,	2011	$340,000	$223,214	$271,307	$186,050	-	$86,331	$1,106,902
Sr. VP, Administration	2010	$325,000	$164,138	$207,099	$199,204	-	$71,368	$966,809
	2009	$250,000	$155,775	$133,420	$173,600	-	$57,008	$769,803

(1)	Under the terms of their employment or severance agreements, Mr. Chiles, Mr. Baliff, Mr. Burman, Mr. Duncan and Ms. Ware are entitled to the compensation described under “Employment Agreements” below.

(2)

For awards of stock, the amount shown is the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. For awards of options, (including awards that subsequently have been transferred), the amount shown is the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. For additional information, see Note 10 to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended March 31, 2011. These amounts may not correspond to the actual value that will be recognized by the executive.

(3)

Annual performance awards approved in June for fiscal years 2009, 2010 and 2011 under the annual incentive compensation plan for such years. Additionally, during fiscal years 2009, 2010 and 2011, our Named Executive Officers received grants of performance cash awards under the 2007 Plan that vest at the end of three years if certain performance goals have been met. The performance goals for the 2008 awards were not met. Relevant performance measures cannot be satisfied for the remaining awards until the end of the three year term; accordingly, no amounts were earned pursuant to the fiscal year 2009 or 2010 awards in fiscal years 2009, 2010 or 2011. The amount for Mr. Baliff also includes a $350,000 cash sign on bonus, the after tax proceeds of which are to be used by him to purchase Company stock. Includes an additional discretionary bonus granted to all recipients of the forfeited 2008 performance cash awards. See “IX. Compensation Discussion and Analysis - Additional Discretionary Bonus” above.

(4)	Our Named Executive Officers did not receive any above-market or preferential earnings on nonqualified deferred compensation during fiscal years 2009, 2010 or 2011.

(5)	Please see footnote 7 for a discussion of amounts applicable to Ms. Brumley. Includes for fiscal year 2011:

	Mr. Chiles	Mr. Baliff	Mr. Burman	Mr. Duncan	Ms. Ware
401(k) contribution	$16,864	$2,585	-	$15,167	$15,274
Defined Contribution Plan Contribution	-	-	$53,135	-	-
Life and Disability Insurance	16,009	2,175	4,733	4,707	6,268
Deferred Compensation Plan Contribution	338,609	10,339	-	76,798	64,789
Private Executive Health Coverage	-	-	2,151	-	-
Severance	-	-	-	-	-

TOTAL	$371,482	$15,099	$60,019	$96,672	$86,331

(6)	Mr. Baliff joined the Company on October 11, 2010.

(7)

Ms. Brumley left the employ of the Company in June 2010. Amounts shown under “All Other Compensation” include $331,800 in severance. The remaining amount consisted of $12,513 in Company contributions to her 401(k) Plan account and $2,541 in Company paid life and disability insurance.

(8)

Mr. Burman is paid in British Pounds Sterling. Cash payment amounts shown are converted to U.S. dollars at the rates in effect on March 31, 2009 ($1.43/£), March 31, 2010 ($1.52/£) and March 31, 2011($1.60/£).

Grants of Plan-Based Awards

The following table sets forth information concerning grants of awards to each of our Named Executive Officers under our Incentive Plan during fiscal year 2011:

Grants of Plan-Based Awards Fiscal Year 2011

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
		Threshold	Target	Maximum	Threshold	Target	Maximum
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)	($/Sh)	($) (1)
Mr. Chiles	June 9, 2010(2)	$441,667	$883,333	$1,766,666	-	-	-	-	-
	June 9, 2010(3)	-	-	-	-	28,300	(6)	-	$853,528
	June 9, 2010(4)	-	-	-	-	69,100	(6)	$30.16	$1,038,456
	June 9, 2010(5)	-	$1,050,000	-	-	-	-	-	-

Mr. Baliff	October 7, 2010(3)	-	-	-	-	25,000	(6)	-	$905,000

Ms. Brumley	June 9, 2010(5)	-	$111,019	-	-	-	-	-	-

Mr. Burman	June 9, 2010(2)	$113,500	$227,000	$454,000	-	-	-	-	-
	June 9, 2010(3)	-	-	-	-	32,280	(6)	-	$973,565
	June 9, 2010(4)	-	-	-	-	17,757	(6)	$30.16	$266,857
	June 9, 2010(5)	-	$199,931	-	-	-	-	-	-

Mr. Duncan	June 9, 2010(2)	$113,500	$227,000	$454,000	-	-	-	-	-
	June 9, 2010(3)	-	-	-	-	32,280	(6)	-	$973,565
	June 9, 2010(4)	-	-	-	-	17,757	(6)	$30.16	$266,857
	June 9, 2010(5)	-	$244,325	-	-	-	-	-	-

Ms. Ware	June 9, 2010(2)	$115,384	$230,767	$461,534	-	-	-	-	-
	June 9, 2010(3)	-	-	-	-	7,401	(6)	-	$223,214
	June 9, 2010(4)	-	-	-	-	18,051	(6)	$30.16	$271,276
	June 9, 2010(5)	-	$199,204	-	-	-	-	-	-

(1)

These amounts represent the grant date fair value of stock options and shares of restricted stock granted to each Named Executive Officer during fiscal year 2011 as computed in accordance with FASB ASC Topic 718. For the relevant assumptions used to determine the valuation of our awards, see Note 10 to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended March 31, 2011.

(2)	Performance cash awards that vest at the end of three years depending on the Company’s performance in Total Shareholder Return compared to a peer group.

(3)	Shares of restricted stock that vest at the end of three years from the date of grant.

(4)	Options that vest in one-third increments on June 8, 2011, 2012 and 2013.

(5)	Annual Incentive Compensation awards that are paid in cash in June 2011 based on key performance indicators for the fiscal year. See “Annual Incentive Compensation” above.

(6)	The award does not have a threshold or maximum achievement level.

Employment Agreements

On June 6, 2006 the Company entered into an amended and restated employment agreement with William E. Chiles, the Company’s President and Chief Executive Officer. As amended and restated, Mr. Chiles’ employment agreement had an initial term of three years beginning on June 21, 2004 (the date of his original employment agreement), and, upon June 21, 2007 and each anniversary thereafter, this term is automatically extended by successive one year periods unless either party thereto gives appropriate notice of nonrenewal. Under the agreement, Mr. Chiles serves as President and Chief Executive Officer of the Company and reports to our Board. Mr. Chiles’ annual base salary is $750,000 and he will be eligible for an annual cash bonus, if he and the Company meet certain performance targets, of up to 250% of his base salary. The Company will also credit an annual amount equal to the difference between the percentage matching contribution made by the Company to Mr. Chiles 401(k) Plan Account and up to 20% of Mr. Chiles’ annual salary and bonus to Mr. Chiles’ Deferred Compensation Plan Account. The Company provides Mr. Chiles a ten-year term life insurance policy in the amount of $3 million payable to his designated beneficiaries. If Mr. Chiles’ employment is terminated by the Company without Cause or by him for Good Reason (as those terms are defined in Mr. Chiles’ employment agreement) or under certain other circumstances specified in the agreement, he will be entitled to a lump sum cash payment calculated pursuant to a formula set forth in the agreement, along with other benefits including vesting of outstanding long term incentive awards. The lump sum payment is equal to (i) if the termination occurs within two years of a Change of Control, as defined, three times the sum of Mr. Chiles’ annual base salary and highest annual incentive bonus received by him for any of the last three fiscal years, as defined and (ii) if the termination occurs at any other time, two times the sum of Mr. Chiles’ annual base salary and current annual incentive target bonus for the full year in which termination occurred. The agreement also contains confidentiality, non-competition, non-employee solicitation, change-of-control and other provisions.

Mr. Baliff and the Company entered into an employment agreement, effective as of October 11, 2010. The agreement had an initial term of one year which is automatically extended by successive one-year periods unless either party gives appropriate notice of nonrenewal. Under the agreement, Mr. Baliff serves as Senior Vice President and Chief Financial Officer of the Company and reports to the President and Chief Executive Officer of the Company. Mr. Baliff’s base salary is $400,000 and he will be eligible for a cash bonus, if he and the Company meet certain performance targets, of up to 137.5% of his base salary. Mr. Baliff also received an initial equity grant of 25,000 shares of restricted stock and a cash sign-on bonus of $350,000, the after tax proceeds of which are to be used for the purchase of the Company’s common stock. The Company will also credit an annual amount equal to the difference between the percentage matching contribution made by the Company to Mr. Baliff’s 401(k) Plan Account and up to 15% of Mr. Baliff’s annual salary and bonus to Mr. Baliff’s Deferred Compensation Plan Account. The Company provides Mr. Baliff with a term life insurance policy in the amount of $500,000 payable to his designated beneficiaries. If Mr. Baliff’s employment is terminated by the Company without Cause or by him for Good Reason (as those terms are defined in Mr. Baliff’s employment agreement) or under certain other circumstances specified in Mr. Baliff’s employment agreement, he will be entitled to a lump sum cash payment calculated pursuant to a formula set forth therein, along with other benefits including vesting of outstanding long term incentive awards. The lump sum payment is equal to (i) if the termination occurs within two years of a Change of Control, as defined, three times the sum of Mr. Baliff’s annual base salary and highest annual incentive bonus received by him for any of the last three fiscal years and (ii) if the termination occurs at any other time prior to the first anniversary of his date of employment, two times the sum of Mr. Baliff’s annual base salary and current annual incentive target bonus for the full year in which termination occurred. The agreement also contains confidentiality, non-competition, employee non-solicitation and other provisions.

Ms. Brumley and the Company entered into a severance benefit agreement, effective as of February 21, 2007. Ms. Brumley’s employment with the Company ended June 15, 2010. Her departure was treated as a termination by the Company without Cause (as defined in Ms. Brumley’s severance benefit agreement). Pursuant to the terms of her agreement, she was entitled to a lump sum cash payment calculated pursuant to a formula set forth therein, along with other benefits. The lump sum payment was equal to the sum of Ms. Brumley’s annual base salary and current annual incentive target bonus for the full year in which termination occurred. The agreement also contains confidentiality, non-competition, employee non-solicitation and other provisions.

Mr. Burman and an affiliate of the Company entered into an employment agreement, effective as of October 15, 2004. The agreement continues until terminated by either party upon twelve months notice or until Mr. Burman attains age 60. Mr. Burman currently serves as Senior Vice President, Operations of the Company and Managing Director of Bristow Aviation Holdings Limited. The Company pays Mr. Burman a base salary of £230,027 and he is eligible for a cash bonus, if he and the Company meet certain performance targets, of up to 137.5% of his base salary. The Company will also credit an annual amount equal to 12.5% of Mr. Burman’s annual salary to Mr. Burman’s retirement account pursuant to the Bristow Helicopters Group Ltd. Defined Contribution Retirement Plan. On January 28, 2009, Mr. Burman’s employment agreement was amended to provide for payment of certain benefits upon a Change of Control. If Mr. Burman’s employment is terminated within two years of a Change of Control, as defined in the agreement, he will receive a payment equal to three times the sum of his annual base salary and highest annual incentive bonus received by him for any of the last three fiscal years. The amendment also provides for vesting of outstanding awards under the Company’s long term equity incentive plans upon a Change in Control. During the two years following a Change in Control, Mr. Burman’s base salary will not be reduced and his annual bonus target under the Company’s incentive bonus program will be at least equal to his highest annual bonus during the Company’s last three fiscal years.

On June 6, 2006 the Company entered into an amended and restated employment agreement with Mark B. Duncan. As amended and restated, Mr. Duncan’s employment agreement had an initial term of two years beginning on January 24, 2005 (the date of his original employment agreement), and, beginning on January 24, 2007, this term is automatically extended by successive one-year periods unless either party gives appropriate notice of nonrenewal. Mr. Duncan currently serves as Senior Vice President, Commercial of the Company and reports to the President and Chief Executive Officer of the Company. Effective January 1, 2011, Mr. Duncan’s annual base salary is $367,100 and he will be eligible for an annual cash bonus, if he and the Company meet certain performance targets, of up to 137.5% of his base salary. The Company will also credit an annual amount equal to the difference between the percentage matching contribution made by the Company to Mr. Duncan’s 401(k) Plan Account and up to 15% of Mr. Duncan’s annual salary and bonus to Mr. Duncan’s Deferred Compensation Plan Account. The Company provides Mr. Duncan with a term life insurance policy in the amount of $500,000 payable to his designated beneficiaries. If Mr. Duncan’s employment is terminated by the Company without Cause or by him for Good Reason (as those terms are defined in the agreement) or under certain other circumstances specified in the agreement, he will be entitled to a lump sum cash payment calculated pursuant to a formula set forth in the agreement, along with other benefits including vesting of outstanding long term incentive awards. The lump sum payment is equal to (i) if the termination occurs within two years of a Change of Control, as defined, two and one half times the sum of Mr. Duncan’s Annual Base Salary, as defined, and Highest Annual Bonus, as defined, and (ii) if the termination occurs at any other time, one and one half times the sum of Mr. Duncan’s Annual Base Salary and Target Annual Bonus, as defined. The agreement also contains confidentiality, non-competition, employee non-solicitation, change-of-control and other provisions.

Ms. Ware and the Company entered into an amended and restated severance benefit agreement, effective as of November 4, 2010. The agreement remains in effect for the term of Ms. Ware’s employment with the Company. If Ms. Ware’s employment is terminated by the Company without Cause or by her for Good Reason (as those terms are defined in Ms. Ware’s severance benefit agreement) or under certain other circumstances specified in Ms. Ware’s severance benefit agreement, she will be entitled to a lump sum cash payment calculated pursuant to a formula set forth therein, along with other benefits including vesting of outstanding long term incentive awards. The lump sum payment is equal to (i) if the termination occurs within two years of a Change of Control, as defined, three times the sum of Ms. Ware’s annual base salary and highest annual incentive bonus received by her for any of the last three fiscal years and (ii) if the termination occurs at any other time, the sum of Ms. Ware’s annual base salary and current annual incentive target bonus for the full year in which termination occurred. The agreement also contains confidentiality, non-competition, employee non-solicitation and other provisions.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning unexercised stock options and unvested restricted stock of each of our Named Executive Officers:

Outstanding Equity Awards at Fiscal Year-End – March 31, 2011

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(#)(2)	Market Value of Shares or Units of Stock That Have Not Vested($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested($)(3)
Mr. Chiles	75,000	-	-	$27.21	06/21/14	-	-	-	-
	20,000	-	-	$29.17	12/29/15	-	-	-	-
	25,000	-	-	$35.06	06/14/16	-	-	-	-
	29,000	-	-	$46.45	05/24/17	-	-	-	-
	24,066	12,034	-	$50.25	06/05/18	-	-	-	-
	24,696	49,393	-	$32.90	06/04/19	-	-	-	-
	-	69,100	-	$30.16	06/09/20	74,777	$3,536,952	43,900	2,076,470

Mr. Baliff	-	-	-	-	-	25,000	$1,182,500	-	-
			-

Mr. Burman	24,000	-	-	$36.61	11/01/14	-	-	-	-
	5,000	-	-	$29.17	12/29/15	-	-	-	-
	6,000	-	-	$35.06	06/14/16	-	-	-	-
	8,500	-	-	$46.45	05/24/17	-	-	-	-
	8,133	4,067	-	$50.25	06/05/18	-	-	-	-
	5,961	11,923	-	$32.90	06/04/19	-	-	-	-
	-	17,757		$30.16	06/09/20	45,112	$2,133,798	11,100	525,030

Mr. Duncan	12,000	-	-	$29.82	01/24/15	-	-	-	-
	5,000	-	-	$29.17	12/29/15	-	-	-	-
	6,500	-	-	$35.06	06/14/16	-	-	-	-
	8,500	-	-	$46.45	05/24/17	-	-	-	-
	9,066	4,534	-	$50.25	06/05/18	-	-	-	-
	5,985	11,972	-	$32.90	06/04/19	-	-	-	-
	-	17,757	-	$30.16	06/09/20	45,742	$2,163,597	11,600	548,680

Ms. Ware	4,000	-	-	$42.75	08/15/17	-	-	-	-
	4,666	2,334	-	$50.25	06/05/18	-	-	-	-
	4,056	8,112	-	$32.90	06/04/19	-	-	-	-
	-	18,051	-	$30.16	06/09/20	15,490	$ 732,677	2,500	118,250

(1)	Options become exercisable in three equal annual installments after the date of grant.

(2)	Includes time vested restricted stock units that vest three years after the date of grant.

(3)	This column represents the closing price of our common stock on March 31, 2011 of $47.30 multiplied by the number of shares of restricted stock.

(4)

Performance Restricted Stock Units (“PRSUs”) vest on the third or fifth anniversary of the date of grant provided total shareholder return as defined in the awards over the applicable performance period attains certain predesignated levels. The PRSUs give the holder the right to receive up to one share of common stock per unit subject to the attainment of certain performance goals. To receive one share for each unit granted on the third or, if not on the third, the fifth anniversary of the Grant Date, the Company’s Cumulative Average Total Shareholder Return must have met or exceeded 3%. If the performance measure is not achieved by the fifth anniversary date, the PRSUs expire and no stock is received by the participant. For awards granted in 2006, “Cumulative Average Total Shareholder Return” for any period equals (1) 100% multiplied by (2) a fraction, (i) the numerator of which is (x) the Average Market Value (as defined below) during such period of the number of shares of Stock which had a Market Value of $100 as of the first day of such period, assuming the reinvestment of any dividends paid with respect to such shares during such period on a pre-tax basis in additional shares and taking into account any stock splits, reclassifications or any similar events minus (y) $100, and (ii) the denominator of which is 100. For awards granted in 2006, the Market Value of a share of Stock on the first and last day of any such period is equal to the average of the 20 closing prices of such a share for the 20 consecutive trading days concluding on such day (or, if such day is not a trading day, concluding on the final trading day immediately preceding such day). For PRSU’s granted in 2007, Cumulative Annual shareholder return is the Company’s Average Daily Closing Stock Price as quoted on the New York Stock Exchange during the period commencing on the Award Date and concluding on the date immediately preceding the end of the three or five year performance period.

Option Exercises and Stock Vested

The following table sets forth information concerning exercises of stock options and vesting of restricted stock of each of our Named Executive Officers during fiscal year 2011:

Option Exercises and Stock Vested – Fiscal Year 2011

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mr. Chiles	-	-	54,000	$2,317,500
Mr. Baliff	-	-	-	-
Mr. Burman	-	-	5,000	$238,100
Mr. Duncan	-	-	5,000	$238,100
Ms. Ware	-	-	-	-
Ms. Brumley(1)	17,567	74,547	17,131	$561,212

(1)	Pursuant to her employment agreement, all of Ms. Brumley’s outstanding incentive awards vested upon her June 15, 2010 departure from the Company.

Nonqualified Deferred Compensation Plans

The following table sets forth information concerning deferred compensation for each of our Named Executive Officers during fiscal year 2011:

Nonqualified Deferred Compensation – Fiscal Year 2011

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Mr. Chiles	-	$338,609	$198,351	-	$1,878,278
Mr. Baliff	-	$10,339	$304	-	$10,651
Mr. Burman	-	-	-	-	-
Mr. Duncan	-	$76,798	$39,353	-	$103,975
Ms. Ware	-	$64,789	$17,184	-	$195,318
Ms. Brumley	-	-	($5,122)	$101,364	-

(1)	Registrant contributions in last fiscal year are included in all other compensation in the Summary Compensation Table.

Under the terms of the Company’s Deferred Compensation Plan for senior executives, participants can elect to defer a portion of their compensation for distribution at a later date. Additionally, the Company contributes an amount to the Deferred Compensation Plan account of participants equal to the difference between the percentage matching contribution made by the Company to the applicable participant’s 401(k) Plan Account and in the case of Mr. Chiles, up to 20% of salary and bonus, and in the case of each of our other Named Executive Officers, other than Mr. Burman, up to 15% of annual base salary and bonus. Deferred Compensation Plan holdings are invested in the same general funds available under the Company’s 401(k) Plan in accordance with the elections of the plan participant. Participants vest in Company contributions to the Deferred Compensation Plan over a five year term. Distributions upon retirement or termination of employment are made pursuant to the participant’s election subject to any applicable limitations of the Internal Revenue Code. We have general contractual obligations to pay the deferred compensation upon the participant’s termination of employment for any reason, including but not limited to death, disability or retirement.

Potential Payments upon Termination or Change-in-Control

Each of our Named Executive Officers is party to an employment or severance benefit agreement as described above. Pursuant to these agreements, Messrs. Baliff, Burman, Chiles, Duncan and Ms. Ware are entitled to certain severance benefits. As discussed above, Ms. Brumley’s employment with the Company ended June 15, 2010. If Messrs. Baliff’s, Burman’s, Chiles’, Duncan’s or Ms. Ware’s employment is terminated by the Company without Cause or by the employee for Good Reason (as defined in the agreement), he or she would be entitled to a lump sum severance payment equal to a multiple of the sum of his or her annual base salary plus his or her current annual incentive target bonus for the full year in which the termination of employment occurred. For Messrs. Baliff, Burman and Chiles, the multiple is two, for Ms. Ware, the multiple is one, and for Mr. Duncan, the multiple is 1.50, but his contract also provides for six months notice of termination. The definition of “Cause” includes, among other things, conviction of the officer of a crime involving moral turpitude or a felony, commission by the officer of fraud upon, or misappropriation of funds of, the Company, knowing engagement by the officer in any activity in direct competition with the Company, and a material breach by the officer of covenants related to confidentiality, non-competition and non-solicitation. The definition of “Good Reason” includes, among other things, a reduction in the officer’s base salary or bonus opportunity, a relocation of more than fifty miles of the officer’s principal office, a material failure of the Company to comply with any material provision of such employment agreement. Prior to terminating his employment for Good Reason, the officer must comply with the notice provisions of his or her employment or severance benefits agreement.

The following amounts would be payable if the listed officer’s employment is terminated by the Company without Cause or by the employee for Good Reason.

	Salary Multiple (1)	Target Bonus Multiple (2)	Vesting of Equity Awards (3)	Extended Health and other Benefits (4)	Total
Mr. Chiles	$1,500,000	$1,500,000	$9,392,388	$105,154	$12,497,542
Mr. Baliff	800,000	440,000	1,182,500	27,577	2,450,077
Mr. Burman	737,328	405,530	3,603,259	38,714	4,784,831
Mr. Duncan(5)	550,650	302,858	3,658,402	27,577	4,539,486
Ms. Ware	340,000	187,000	1,672,134	2,389	2,201,523
Ms. Brumley (6)	237,000	94,800	219,107	6,124	557,031

(1)	Assumes the salary in effect on April 1, 2011.

(2)	Assumes target bonus percentage in effect on April 1, 2011.

(3)

Assumes that the triggering event took place on March 31, 2011, the last business day of fiscal year 2011, and the price per share of $47.30, the closing market price of our common stock as of that date.

(4)

Varies according to individual choice of medical plan. Accordingly, the amount shown assumes an employee choice which would result in the largest amount the Company would be responsible for. The amount for Mr. Chiles includes $50,000 for outplacement services.

(5)	Mr. Duncan is also entitled to six months prior notice of termination.

(6)

On June 15, 2010, Ms. Brumley departed the employ of the Company. She received the severance payments set forth in the table in accordance with the termination without Cause provisions of her employment agreement.

Additionally, if any of the officers’ employment is terminated by the Company without Cause or by the officer for Good Reason within the two years following a change in control of our Company, he or she would be entitled to a lump sum severance payment equal to a multiple of the sum of his or her annual base salary plus the higher of (i) his or her current annual incentive target bonus for the full year in which the termination of employment occurred or (ii) the highest annual incentive bonus received by him for any of the last three fiscal years. For Messrs. Baliff, Burman, Chiles and Ms. Ware, the multiple is three and for Mr. Duncan, the multiple is 2.50, but his contract also provides for six months notice of termination. In addition to the above, any outstanding stock options, restricted stock or PRSU’s would vest upon the effective date of a change of control and the Company will provide such employee with health care benefits for three years. The definition of “Change in Control” includes, subject to certain exceptions, (i) acquisition by any individual, entity or group of beneficial ownership of 35% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, (ii) a change in at least a majority of the Company’s Board (iii) approval by the shareholders of the Company of a merger, unless immediately following such merger, substantially all of the holders of the Company’s securities immediately prior to merger beneficially own more than 50.1% of the common stock of the entity resulting from such merger, and (iv) the sale or other disposition of all or substantially all of the assets of the Company.

The following amounts would be payable if the listed officer’s employment is terminated pursuant to a change of control event.

	Salary Multiple	Highest Annual Bonus Multiple	Vesting of Equity Awards (1)	Extended Health Benefits (2)	Tax Gross Up	Total
Mr. Chiles	$2,250,000	$3,150,000	$9,392,388	$105,154	$3,768,983	$18,666,525
Mr. Baliff	1,200,000	660,000	1,182,500	27,577	-	3,070,077
Mr. Burman	1,105,992	662,160	3,603,259	38,714	-	5,410,125
Mr. Duncan(3)	917,750	610,813	3,658,402	27,577	-	5,214,541
Ms. Ware	1,020,000	597,612	1,672,134	2,389	-	3,292,135

(1)

Assumes that the triggering event took place on March 31, 2011, the last business day of fiscal year 2011, and the price per share of $47.30, the closing market price of our common stock as of that date.

(2)

Varies according to individual choice of medical plan. Accordingly, the amount shown assumes an employee choice which would result in the largest amount the Company would be responsible for. The amount for Mr. Chiles includes $50,000 for outplacement services.

(3)	Mr. Duncan is also entitled to six months prior notice of termination.

Any benefits payable pursuant to the above triggering events are payable in a cash lump sum not later than six months following the termination date.

The employment and severance benefit agreements of the Named Executive Officers also contain certain non-competition and non-solicitation provisions. For additional information regarding these employment agreements, see “Executive Compensation Matters - Employment Agreements.”

Director Compensation

The following table sets forth information concerning the compensation of each of our directors other than Mr. Chiles, who is a Named Executive Officer:

Director Compensation - Fiscal Year 2011

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)	Total ($)
Thomas N. Amonett	71,350	67,280	-	138,630
Stephen J. Cannon	68,050	67,280	-	135,330
Michael A. Flick	86,350	67,280	-	153,630
Ian A. Godden	64,750	67,280	-	132,030
Stephen A. King(2)	11,617	-	-	11,617
Thomas C. Knudson	155,000	67,280	-	222,280
John M. May(2)	58,150	67,280	-	125,430
Bruce H. Stover	64,750	67,280	-	132,030
Ken C. Tamblyn	83,100	67,280	-	150,380
William P. Wyatt	43,233	67,280	-	110,513

(1)

The amounts in this column represent the fair value of restricted stock awards computed in accordance with FASB ASC Topic 718. For additional information, see Note 10 to our consolidated financial statements in our Annual Report on Form 10-K for fiscal year 2011.

(2)

Pursuant to agreements with Caledonia Investments plc. as employer, Mr. King and Mr. May assign any compensation received from the Company, including restricted shares awarded under the Company’s stock plans, to Caledonia. Messrs. King and May disclaim beneficial ownership of any such shares.

The Compensation Committee recommends for approval by our Board the annual retainer, meeting fees, stock options and other benefits for members of our Board. The Compensation Committee’s objective with respect to director compensation is to provide compensation incentives that attract and retain individuals of outstanding ability. Directors who are Company employees do not receive a retainer or fees for service on our Board or any committees. The Company pays non-employee members of our Board for their service as directors. Effective July 1, 2011 directors who are not employees will receive:

Annual Chairman of the Board Fee:	$168,000
Annual director fee:	$ 40,000
Committee Chairmen Annual Fees:
Audit Committee	$ 20,000
Compensation Committee	$ 20,000
Governance and Nominating Committee	$ 10,000
Meeting attendance fees (per meeting):	$ 2,000
Equity-based compensation:

At each Annual Meeting of Stockholders of the Company, each non-employee director is granted a number of restricted stock units with a value of $100,000 at the closing price on the date of the annual meeting. The restricted stock units vest six months after the date of grant.

Directors are also reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of our Board or committees and for other reasonable expenses related to the performance of their duties as directors.

XI. COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee has reviewed and discussed the above Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this proxy statement.

Michael A. Flick, Chairman

Thomas N. Amonett

John M. May

Bruce H. Stover

XII. AUDIT COMMITTEE REPORT

The Audit Committee’s principal functions are to select each year a firm of independent auditors, to assist our Board in fulfilling its responsibility for oversight of the Company’s accounting and internal control systems and principal accounting policies, to recommend to the Company’s Board, based on its discussions with the Company’s management and independent auditors, the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K and to oversee the entire independent audit function. The Company believes that each of the five members of the Audit Committee satisfy the requirements of the applicable rules of the SEC and the NYSE as to independence, financial literacy and experience. Our Board has determined that at least one member, Ken C. Tamblyn, is an audit committee financial expert as defined by the SEC. Our Board has adopted a charter for the Audit Committee, a copy of which is posted on our website, www.bristowgroup.com, under the “Governance” caption.

In connection with the Company’s consolidated financial statements for the fiscal year ended March 31, 2011, the Audit Committee has:

•	reviewed and discussed the audited financial statements with management;

•	discussed with the Company’s independent auditors, KPMG LLP, the matters required to be discussed by Statements on Auditing Standards No. 61, as amended;

•	received the written disclosures and the letter from KPMG LLP as required by Independence Standards Board Standard No. 1 and discussed with the auditors their independence; and,

•

considered whether the provision of services by KPMG LLP not related to the audit of the Company’s consolidated financial statements and the review of the Company’s interim financial statements is compatible with maintaining the independence of KPMG LLP.

Based on the review and discussions with the Company’s management and independent auditors, as set forth above, the Audit Committee recommended to the Company’s Board, and our Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2011, as filed with the SEC.

Audit Committee

Ken C. Tamblyn, Chairman

Thomas N. Amonett

Stephen J. Cannon

Michael A. Flick

Ian F. Godden

Stephen A. King

XIII. RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

KPMG conducted the examination of the Company’s financial statements for the fiscal year 2011. Representatives of KPMG are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

During the Company’s two most recent fiscal years, the Company did not consult KPMG with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, or any other matters or reportable events listed in the Items 304(a)(2)(i) and (ii) of Regulation S-K.

Accounting Fees and Services

Set forth below are the fees paid by the Company to KPMG for the fiscal years indicated.

	2011	2010
Audit Fees	$2,688,047	$1,908,615
Audit-Related Fees	$27,690	$214,700
All Other Fees	$520,432	$278,882
Tax Fees	$380,556	$319,073

Description of Non-Audit Services

Audit fees for each period include costs to assess our internal controls over financial reporting.

Audit-Related Fees - audit-related fees for fiscal year 2011 related principally to review of an SEC comment letter. Audit-related fees for fiscal year 2010 related principally to our acquisition of a 42.5% interest in Lider Aviacâo Holding S.A.

All Other Fees - such fees relate to immigration consulting services.

Tax Fees - tax fees included fees for tax compliance, tax advice and tax planning services rendered by the Company’s independent accountants.

Audit Committee Pre-Approval Policies and Procedures

Our Audit Committee has policies and procedures that require the pre-approval by the Audit Committee of all fees paid to, and all services performed by, our independent accounting firm. At the beginning of each year, the Audit Committee approves the proposed services, including the nature, type and scope of services contemplated and the related fees, to be rendered by KPMG during the year. In addition, Audit Committee pre-approval is also required for those engagements that may arise during the course of the year that are outside the scope of the initial services and fees pre-approved by the Audit Committee.

Our Audit Committee policy requires prior Audit Committee approval of all services performed by our independent accounting firm, regardless of the scope of such services. The Audit Committee has delegated this prior approval authority to its Chairman for all non-audit services undertaken in the ordinary course. Any services approved by the Audit Committee Chairman pursuant to this delegated authority must be reported to the full Audit Committee at its next regularly scheduled meeting.

Pursuant to the Sarbanes-Oxley Act of 2002, the fees and services provided as noted in the table above were authorized and approved by the Audit Committee in compliance with the pre-approval policies and procedures described herein.

Approval and Ratification of Independent Public Accountant

The Audit Committee of the Company’s Board has selected the firm of KPMG as the Company’s independent auditors for fiscal year 2012. Stockholder approval and ratification of this selection is not required by law or by the bylaws of the Company. Nevertheless, our Board has chosen to submit it to the stockholders for their approval and ratification. Of the shares represented and entitled to vote at the Annual Meeting (whether in person or by proxy), more votes must be cast in favor of than votes cast against the proposal to ratify and approve the selection of KPMG as the Company’s independent auditors for fiscal year 2012, in order for this proposal to be adopted. The Proxyholder named in the accompanying proxy card will vote FOR the foregoing proposal unless otherwise directed therein. Abstentions will not be counted either as a vote FOR or as a vote AGAINST the proposal to ratify and approve the selection of KPMG as the Company’s independent auditors for fiscal year 2012. Broker nonvotes will be treated as not present for purposes of calculating the vote with respect to the foregoing proposal, and will not be counted either as a vote FOR or AGAINST or as an ABSTENTION with respect thereto. If more votes are cast AGAINST this proposal than FOR, our Board will take such decision into consideration in selecting independent auditors for the Company.

Our Board recommends a vote FOR the approval and ratification of the selection of KPMG LLP as the Company’s independent auditors for fiscal year 2012.

XIV. OTHER MATTERS

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee during the fiscal year 2011 was an officer or employee of the Company or was formerly an officer of the Company. No member of the Compensation Committee had any relationship requiring disclosure by the Company under any paragraph of Item 404 of Regulation S-K (Transaction with Related Persons, Promoters and Certain Control Persons), except for Mr. May who serves as a director (without compensation) of our affiliate, Bristow Aviation Holdings Limited described below.

Transactions with Related Persons

On December 19, 1996, the Company acquired 49% of the common stock and other significant economic interest in Bristow Aviation Holdings Limited (“Bristow Aviation”), a U.K. corporation, which holds all of the outstanding shares in Bristow Helicopter Group Limited (“BHGL”), pursuant to a Master Agreement dated December 12, 1996, among the Company, Caledonia Industrial Services Limited (“CIS”), a predecessor in interest to Caledonia, and certain other persons (the “Master Agreement”). As a result primarily of that transaction, CIS became the beneficial owner of 1,752,754 shares of our common stock. Also on December 19, 1996, the Company and CIS entered into a Registration Rights Agreement for the benefit of CIS with respect to our common stock. The Master Agreement provides that so long as CIS (now Caledonia) owns (1) at least 1,000,000 shares of our common stock or (2) at least 49% of the total outstanding ordinary shares of Bristow Aviation, it will have the right to designate two persons for nomination to our Board and to replace any directors so nominated. Caledonia has designated Messrs. King and May for nomination to our Board to be voted on at the Annual Meeting. On December 4, 2002, CIS: (i) sold to Caledonia all its holdings of our common stock and our 6% Convertible Subordinated Notes (the “6% Notes”) and (ii) transferred to Caledonia all of its rights and obligations under the Master Agreement and related documents. On July 29, 2003, we redeemed the 6% Notes with a portion of the proceeds from our sale of $230.0 million principal amount of 6 1/8% Senior Notes due 2013. This reduced the amount of our common stock beneficially owned by Caledonia to 1,300,000 shares at that time.

The 1996 transaction also included certain executory obligations of the parties that remain in effect between us and Caledonia and its affiliates, certain of which are described below. All such obligations were the result of arms’ length negotiations between the parties that were concluded before Messrs. May and King were nominated or elected to our Board and are, in our view, fair and reasonable to the Company.

In connection with the Bristow Aviation transaction, we and Caledonia also entered into a Put/Call Agreement whereunder, upon giving specified prior notice, we have the right to buy all the Bristow Aviation shares held by Caledonia, who, in turn, has the right to sell such shares to us. Under the current United Kingdom law, we would be required, in order for Bristow Aviation to retain its operating license, to find a qualified European Union investor to own any Bristow Aviation shares we have a right or obligation to acquire pursuant to the Put/Call Agreement. Any put or call of the Bristow Aviation shares will be subject to the approval of the Civil Aviation Authority.

In connection with the Bristow Aviation transaction, we acquired £91.0 million (approximately $145.9 million) in principal amount of 13.5% subordinated unsecured loan stock (debt) of Bristow Aviation. Bristow Aviation had the right and elected to defer payment of interest on the loan stock. Any deferred interest also accrues interest at an annual rate of 13.5%. With our agreement, no interest payments have been made through March 31, 2011.

In March 2004, the Company prepaid a portion of the put/call option price to Caledonia, representing the amount of guaranteed return since inception, amounting to $11.4 million. In consideration of this, the shareholders of Bristow Aviation agreed to reduce the guaranteed return factor used in calculating the put/call option price, effective April 1, 2004, from 12% per annum to LIBOR plus 3%. In May 2004, the Company acquired eight million shares of deferred stock, essentially a subordinated class of stock with no voting rights, from Bristow Aviation for £1 per share ($14.4 million in total). Bristow Aviation used these proceeds to redeem £8 million ($14.4 million) of its ordinary share capital at par value on a pro rata basis from all its outstanding shareholders, including the Company. The result of these changes was to reduce the cost of the guaranteed return to the other shareholders by $2.3 million on an annual basis.

Beginning in September 2004, the Company began paying to Caledonia the amount of guaranteed return on the put/call on a quarterly basis. In fiscal year 2011, the Company paid to Caledonia $0.1 million representing the amount due for the period from January 1, 2010 to December 31, 2010.

In June 2008, we issued 4,715,000 shares of common stock at $46.87 per share through a public offering. For additional information, see Note 11 to our consolidated financial statements in our Annual Report on Form 10-K for fiscal year 2011. Additionally, we issued 281,900 shares of common stock through a private placement to Caledonia. The shares sold to Caledonia were also at a price of $46.87 per share and generated proceeds of $13.2 million. This purchase increased Caledonia’s holdings in our securities to 2,256,880 shares of common stock. As of March 31, 2011, including the conversion of the Preferred Stock and as confirmed with the Company’s transfer agent, Caledonia was the beneficial owner of 2,392,901 shares of common stock of the Company. (See “Security Ownership of Certain Beneficial Owners and Management”).

During fiscal year 2011, we leased an average of 75 aircraft to Bristow Aviation, or its subsidiaries, and received total lease payments of approximately $128.5 million. During fiscal year 2011, Bristow Aviation, or its subsidiaries, leased one aircraft and charged aircraft maintenance costs to us, and we paid total lease payments of $0.1 million.

The foregoing transactions with Bristow Aviation are eliminated for financial reporting purposes in consolidation.

Review and Approval of Related Party Transactions

The Company has adopted a written policy governing transactions with related parties that applies to all transactions required to be disclosed as related party transactions under Item 404 of Regulation S-K. Under this policy, all such related person transactions are required to be approved or ratified by the Audit Committee. No member of the Audit Committee may review or approve any transaction or amendment if he is involved directly or indirectly in the transaction. Our Board may also decide that a majority of directors disinterested in the transaction will review and approve a particular transaction or amendment. When reviewing and approving a related person transaction, the Audit Committee, or other board committee as the case may be, will be required to fully inform itself about the related party’s relationship and interest regarding the material facts of the proposed transaction and determine that the transaction is fair to the Company.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, officers, and certain beneficial owners (collectively, “Section 16 Persons”) to file with the SEC and NYSE reports of beneficial ownership on Form 3 and reports of changes in ownership on Form 4 or 5. Copies of all such reports are required to be furnished to us. To our knowledge, based solely on a review of the copies of Section 16(a) reports furnished to us for fiscal year 2011 and other information, all filing requirements for the Section 16 Persons have been complied with during or with respect to fiscal year 2011 except for one late Form 4 for each of Messrs. Allman and Baliff.

Items of Business to Be Acted Upon at the Meeting

Item 1. ELECTION OF THE NOMINEES NAMED IN THIS PROXY STATEMENT AS DIRECTORS

Our Board recommends that you vote FOR the election of each of the following nominees:

•	Thomas N. Amonett

•	Stephen J. Cannon

•	William E. Chiles

•	Michael A. Flick

•	Ian A. Godden

•	Stephen A. King

•	Thomas C. Knudson

•	John M. May

•	Bruce H. Stover

•	Ken C. Tamblyn

Biographical information for these nominees can be found on pages 10, 11 and 12 of this proxy statement.

Item 2. ADVISORY VOTE ON EXECUTIVE COMPENSATION

Our Board unanimously recommends that stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers by voting FOR the approval of the following resolution:

RESOLVED, that the compensation of the Company’s named executive officers, as disclosed in the Company’s proxy statement relating to the 2011 annual meeting of stockholders pursuant to the executive compensation disclosure rules promulgated by the SEC, is hereby approved.

Item 3. ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

Our Board unanimously recommends that stockholders vote to hold an advisory vote on the compensation of the Company’s named executive officers every year from the options of once every one, two or three years or of abstaining.

Item 4. APPROVAL AND RATIFICATION OF THE COMPANY’S INDEPENDENT AUDITOR

Our Board recommends that you vote FOR the approval and ratification of the selection of KPMG LLP as the Company’s independent auditors for fiscal year 2012.

VOTING OF THE PROXY

SHARES REPRESENTED BY ALL PROPERLY EXECUTED PROXIES WILL BE VOTED AS DIRECTED IN THE PROXIES. IF NO DIRECTION IS SPECIFIED, SUCH SHARES WILL BE VOTED “FOR” THE NOMINEES AND “FOR” THE OTHER PROPOSALS SET FORTH ABOVE.

General

The cost of soliciting Proxies will be borne by us, and upon request, we will reimburse brokerage firms, banks, trustees, nominees and other persons for their out-of-pocket expenses in forwarding proxy materials to the beneficial owners of our securities. Our directors, officers and employees may, but without compensation other than regular compensation, solicit Proxies by telephone, telegraph, or personal interview.

Householding

The SEC permits a single set of annual reports and proxy statements to be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses. A number of brokerage firms have instituted householding. As a result, if you hold your shares through a broker and you reside at an address at which two or more stockholders reside, you will likely be receiving only one annual report and proxy statement unless any stockholder at that address has given the broker contrary instructions. However, if any such beneficial stockholder residing at such an address wishes to receive a separate annual report or proxy statement in the future, or if any such beneficial stockholder that elected to continue to receive separate annual reports or proxy statements wishes to receive a single annual report or proxy statement in the future, that stockholder should contact their broker or send a request to Secretary, Bristow Group Inc., 2000 W. Sam Houston Pkwy. S., Suite 1700, Houston, Texas 77042, telephone number (713) 267-7600.

Upon the written request of any stockholder entitled to vote at the Annual Meeting, we will provide, without charge, a copy of our Annual Report on Form 10-K for fiscal year 2011. Any such request should be directed to Secretary, Bristow Group Inc., 2000 W. Sam Houston Pkwy. S., Suite 1700, Houston, Texas 77042, telephone number (713) 267-7600. Requests from beneficial owners of our shares must set forth a good faith representation that as of June 7, 2011, the requester was a beneficial owner of shares entitled to vote at the Annual Meeting.

By Order of the Board of Directors

/s/ Randall A. Stafford

Randall A. Stafford

Senior Vice President and General Counsel,

Corporate Secretary

June 17, 2011

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the stockholder meeting date.

INTERNET http://www.proxyvoting.com/brs Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
BRISTOW GROUP INC.
TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

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Please mark your votes as indicated in this example	☒

1. ELECTION OF DIRECTORS		FOR ALL	WITHHOLD FOR ALL	*EXCEPTIONS				FOR	AGAINST	ABSTAIN
Nominees:
01 Thomas N. Amonett 02 Stephen J. Cannon 03 William E. Chiles 04 Michael A. Flick 05 Ian A. Godden	06 Stephen A. King 07 Thomas C. Knudson 08 John M. May 09 Bruce H. Stover 10 Ken C. Tamblyn	☐	☐	☐	2.	Approval of the advisory vote on executive compensation.		☐	☐	☐

							1 YEAR	2 YEARS	3 YEARS	ABSTAIN

					3.	Advisory vote on frequency of future advisory votes on executive compensation.	☐	☐	☐	☐
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)
								FOR	AGAINST	ABSTAIN

*Exceptions					4.	Approval and ratification of the selection of KPMG LLP as the Company’s independent auditors for the fiscal year ending March 31, 2012.		☐	☐	☐

Mark Here for Address Change or Comments SEE REVERSE	☐

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature	Signature	Date

You can now access your Bristow Group Inc. account online.

Access your Bristow Group Inc. account online via Investor ServiceDirect® (ISD).

BNY Mellon Shareowner Services, the transfer agent for Bristow Group Inc., now makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form

Visit us on the web at http://www.bnymellon.com/shareowner/equityaccess

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The Proxy Statement and the 2011 Annual Report to Stockholders are available at: http://proxyvoting.com/brs

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PROXY

BRISTOW GROUP INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Bristow Group Inc., a Delaware corporation (the “Company”), hereby appoints William E. Chiles and Randall A. Stafford, and each of them, proxies with power of substitution to vote and act for the undersigned, as designated on the reverse side, with respect to the number of shares of the common stock the undersigned would be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Westin Houston Memorial City, 945 Gessner Road, Houston, Texas 77024 on Wednesday, August 3, 2011, at 8:00 a.m., and at any adjournments thereof, and, at their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED HEREIN BY THE STOCKHOLDER. IF NO DIRECTION IS SPECIFIED WHEN THE DULY EXECUTED PROXY IS RETURNED, SUCH SHARES WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS OF THE COMPANY.

Our Board of Directors recommends that you vote FOR each of the nominees listed on the reverse side for election as Directors of the Company, FOR the approval of the advisory vote on executive session and to hold future advisory votes on executive compensation EVERY YEAR, and FOR approval and ratification of the selection of KPMG LLP as the Company’s independent auditors for the fiscal year ending March 31, 2012.

Address Change/Comments
(Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

Fulfillment
(Continued and to be marked, dated and signed, on the other side)	00551	00556